As Filed with the Securities and Exchange Commission on March 7, 2013

Registration No. 333-186998

United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Goldcorp Inc.

(Exact name of registrant as specified in its charter)

Ontario	1041	Not Applicable
(Province or other jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer identification No.)

Suite 3400-666 Burrard Street

Vancouver, British Columbia

V6C 2X8

(604) 696-3000

(Address and telephone number of registrant’s principal executive offices)

CT Corporation System

111 8th Avenue

New York, New York 10011

(800) 223-7567

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Jason R. Lehner Shearman & Sterling LLP Commerce Court West 199 Bay Street, Suite 4405 Toronto, Ontario M5L 1E8 (416) 360-2974	Jeffrey P. Roy Cassels Brock & Blackwell LLP 2100 Scotia Plaza 40 King Street West Toronto Canada, M5H 3C2 (416) 869-5300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.  ☐  Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.  ☒  At some future date (check the appropriate box below).

1.   ☐  Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing).

2.   ☐  Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.  ☒  Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.   ☐  After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the Commission, acting pursuant to section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Base Shelf Prospectus

Short Form Base Shelf Prospectus

New Issue	March 7, 2013

GOLDCORP INC.

US$1,500,000,000

Debt Securities

We may from time to time offer up to an aggregate principal amount of US$1,500,000,000 (or the equivalent in other currencies) of debt securities during the 25 month period that this short form prospectus (this “prospectus”), including any amendments hereto, remains valid. The debt securities may be offered separately or together, in one or more series, in amounts, at prices and on other terms to be determined based on market conditions at the time of issuance and set forth in an accompanying prospectus supplement.

We will provide the specific terms of the debt securities in respect of which this prospectus is being delivered (the “offered debt securities”) and all information omitted from this prospectus in supplements to this prospectus that will be delivered to purchasers together with this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE DEBT SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We are permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from United States disclosure requirements. We prepare our financial statements, which are incorporated by reference herein, in United States dollars and in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), and they are subject to Canadian auditing and auditor independence standards. As a result, they may not be comparable to financial statements of United States companies.

Owning the offered debt securities may subject you to tax consequences both in the United States and Canada. This prospectus or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement and consult with your own tax advisor with respect to your own particular circumstances.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are incorporated in Canada, most of our officers and directors and some of the experts named in this prospectus are not residents of the United States, and many of our assets and all or a substantial portion of the assets of such persons are located outside of the United States.

There is no market through which these debt securities may be sold and purchasers may not be able to resell debt securities purchased under this prospectus. This may affect the pricing of the debt securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities and the extent of issuer regulation. See “Risk Factors”.

We may sell the offered debt securities to or through underwriters or dealers, and also may sell such offered debt securities to one or more other purchasers, directly or through agents. In addition, we may issue the offered debt securities pursuant to one or more exchange offers for our previously issued debt securities. See “Plan of Distribution”. A prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the offering of any offered debt securities and will set forth the terms of the offering of the offered debt securities, including, to the extent applicable, the proceeds to us, the principal amounts, if any, to be purchased by underwriters, the underwriting discounts or commissions, and any other discounts or concessions to be allowed or reallowed to dealers.

We have filed an undertaking with the British Columbia Securities Commission (the “BCSC”) that we will not distribute in the local jurisdiction under this prospectus specified derivatives that, at the time of distribution, are novel without pre-clearing with the BCSC the disclosure to be contained in the prospectus supplement pertaining to the distribution of such securities.

Our head office is located at Suite 3400, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8 and our registered office is located at Suite 2100, 40 King Street West, Toronto, Ontario, M5H 3C2.

ABOUT THIS PROSPECTUS

Except as set forth under “Description of Debt Securities”, and unless the context otherwise requires, all references in this prospectus to “we”, “us” and “our” refer to Goldcorp Inc. and its subsidiaries, and all references in this prospectus to “Goldcorp” refer to Goldcorp Inc.

This prospectus is part of a registration statement on Form F-10 relating to the debt securities that we have filed with the SEC. Under the registration statement, we may, from time to time, offer any combination of the debt securities described in this prospectus in one or more offerings of up to an aggregate principal amount of US$1,500,000,000 (or the equivalent in other currencies). This prospectus provides you with a general description of the debt securities that we may offer. Each time we offer debt securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering of offered debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information”. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You may refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the debt securities.

In this prospectus and any prospectus supplement, unless otherwise specified or the context otherwise requires, all references to “Canadian dollars” and “C$” are to Canadian dollars and all references to “U.S. dollars” and “US$” are to United States dollars. Unless otherwise stated, the financial statements and other financial information as of, and for the years ended, December 31, 2012 and December 31, 2011 included or incorporated by reference in this prospectus are in United States dollars and have been prepared in accordance with IFRS, which have been adopted as Canadian generally accepted accounting principles (“Canadian GAAP”). Canadian GAAP differs in some material respects from U.S. generally accepted accounting principles, and so this financial information may not be comparable to the financial information of U.S. companies.

We have not authorized any person to provide you with any information other than the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement or the other information included in the registration statement of which this prospectus forms a part. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of the debt securities in any jurisdiction where the offer is not permitted by law. You should not assume that the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of this prospectus or any applicable prospectus supplement, respectively.

The offered debt securities will not be distributed, directly or indirectly, in Canada or to residents of Canada in contravention of the securities laws of any province or territory of Canada.

This prospectus and the documents incorporated by reference herein have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in SEC Industry Guide 7 (“SEC Industry Guide 7”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this prospectus and the documents incorporated by reference herein containing descriptions of our mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

WHERE YOU CAN FIND MORE INFORMATION

We file with the BCSC, a securities regulatory authority, in the Province of British Columbia, Canada similar to the SEC, and with the various securities commissions or similar authorities in each of the provinces and territories of Canada, annual and quarterly reports, material change reports and other information. We are also an SEC registrant subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, file with, or furnish to, the SEC certain reports and other information. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ from those in the United States. You may read and copy any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room by paying a fee. Please call the SEC at 1-800-SEC-0330 or contact them at www.sec.gov for further information on the public reference room and copying charges.

DOCUMENTS INCORPORATED BY REFERENCE

Under the multi-jurisdictional disclosure system adopted by the United States and Canada, the SEC and the BCSC allow us to “incorporate by reference” certain information that we file with them, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. The following documents, filed by us with the various securities commissions or similar authorities in each of the provinces and territories of Canada, are specifically incorporated by reference in and form an integral part of this prospectus:

(a)	our Annual Information Form dated March 1, 2013 for the year ended December 31, 2012 (the “AIF”);

(b)	our Audited Consolidated Financial Statements, which comprise the consolidated balance sheets as at December 31, 2012 and December 31, 2011, and the consolidated statements of earnings, comprehensive income, cash flows, and changes in equity for the years ended December 31, 2012 and December 31, 2011, and the Report of the Independent Registered Chartered Accountants thereon and the related notes to the consolidated financial statements thereto;

(c)	our Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2012; and

(d)	our Management Information Circular dated March 20, 2012 for our annual and special meeting of shareholders held on April 26, 2012.

Any document of the type referred to in the preceding paragraph (excluding confidential material change reports), the content of any news release publicly disclosing financial information for a period more recent than the period for which financial statements are required to be incorporated herein, and certain other documents as set forth in Item 11.1 of Form 44- 101F1 of National Instrument 44-101 – Short Form Prospectus Distributions filed by us with a securities commission or similar authority in Canada after the date of this prospectus and prior to the termination of the distribution will be deemed to be incorporated by reference in this prospectus. These documents are available through the internet on the System for Electronic Document Analysis and Retrieval (“SEDAR”) which can be accessed at www.sedar.com. In addition, to the extent that any document or information incorporated by reference in this prospectus is included in a report that is filed or furnished to the SEC on Form 40-F, 20-F or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-10 of which this prospectus forms a part. In addition, if and to the extent indicated therein, we may incorporate by reference in this prospectus documents that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act.

Copies of the documents incorporated herein by reference may be obtained on request without charge from Anna M. Tudela, Vice President, Regulatory Affairs and Corporate Secretary of Goldcorp, at Suite 3400, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8 (telephone: 604-696-3000).

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Upon a new annual information form and the related annual consolidated financial statements being filed by us with the appropriate securities regulatory authorities during the currency of this prospectus, the previous AIF, annual consolidated financial statements and all unaudited condensed interim consolidated financial reports, material change reports, and all prospectus supplements filed by us prior to the commencement of our fiscal year in which the new annual information form and the related annual consolidated financial statements is filed will be deemed no longer to be incorporated by reference in this prospectus for purposes of future offers of debt securities hereunder. Upon an information circular in connection with an annual general meeting being filed by us with the appropriate securities regulatory authorities during the currency of this prospectus, the information circular filed in connection with the previous annual general meeting (unless such information circular also related to a special meeting) will be deemed no longer to be incorporated by reference in this prospectus for purposes of future offers of debt securities hereunder.

A prospectus supplement containing the specific terms in respect of any offering of the offered debt securities, updated disclosure of earnings coverage ratios, if applicable, and other information in relation to such offered debt securities will be delivered to purchasers of such offered debt securities together with this prospectus and will be deemed to be incorporated by reference in this prospectus as of the date of such prospectus supplement, but only for purposes of the offering of such offered debt securities by such prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and certain documents incorporated by reference in this prospectus, contains “forward-looking statements” and information within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation. Forward-looking statements include, but are not limited to, statements with respect to the future price of gold, silver, copper, lead and zinc, the estimation of mineral reserves and mineral resources, the realization of mineral reserve estimates, the timing and amount of estimated future production, costs of production, capital expenditures, costs and timing of the development of new deposits, success of exploration activities, permitting time lines, hedging practices, currency exchange rate fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, timing and possible outcome of pending litigation, title disputes or claims and limitations on insurance coverage. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes”, or the negative connotation thereof or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved” or the negative connotation thereof.

Forward-looking statements are made based upon certain assumptions and other important factors that could cause our actual results, performance or achievements to be materially different from future results, performances or achievements expressed or implied by such statements. Such statements and information are based on numerous assumptions regarding present and future business strategies and the environment in which we will operate in the future, including the price of gold, anticipated costs and ability to achieve goals. Certain important factors that could cause actual results, performances or achievements to differ materially from those in the forward-looking statements include, among others, gold price volatility, discrepancies between actual and estimated production, mineral reserves and resources and metallurgical recoveries, mining operational and development risks, litigation risks, regulatory restrictions (including environmental regulatory restrictions and liability), activities by governmental authorities (including changes in taxation), currency fluctuations, the speculative nature of gold exploration, the global economic climate, dilution, share price volatility, competition, loss of key employees, additional funding requirements and defective title to mineral claims or property. Although we have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.

Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: risks related to the integration of acquisitions; risks related to international operations, including economic and political instability in foreign jurisdictions in which we operate; risks related to current global financial conditions; risks related to joint venture operations; actual results of current exploration activities; environmental risks; future prices of gold, silver, copper, lead and zinc; possible variations in ore reserves, grade or recovery rates; mine development and operating risks; accidents, labour disputes and other risks of the mining industry; delays in obtaining governmental approvals or financing or in the completion of development or construction activities; risks related to indebtedness and the service of such indebtedness, as well as those factors discussed in the section entitled “Risk Factors” in this prospectus. Although we have attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Forward-looking statements in this prospectus are as of the date of this prospectus. The forward-looking statements contained in this prospectus are made as of the date of this prospectus and, accordingly, are subject to change after such date. Except as otherwise indicated by Goldcorp, these statements do not reflect the potential impact of any non-recurring or other special items or of any dispositions, monetizations, mergers, acquisitions, other business combinations or other transactions that may be announced or that may occur after the date hereof. Forward-looking statements are provided for the purpose of providing information about management’s current expectations and plans and allowing investors and others to get a better understanding of Goldcorp’s operating environment. We do not undertake to update any forward-looking statements, except in accordance with applicable securities laws.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation incorporated and existing under the laws of Ontario. All or a substantial portion of our assets are located outside of the United States and some or all of our officers and directors are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets are located outside of the United States. Goldcorp has appointed an agent for service of process in the United States, but it may be difficult for United States investors to effect service of process within the United States upon those officers or directors who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon Goldcorp’s civil liability and the civil liability of such officers or directors under United States federal securities laws or the securities or “blue sky” laws of any state within the United States.

Goldcorp has been advised by its Canadian counsel, Cassels Brock & Blackwell LLP, that, subject to certain limitations, a judgment of a United States court predicated solely upon civil liability under United States federal securities laws may be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. Goldcorp has also been advised by Cassels Brock & Blackwell LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We have filed with the SEC, concurrently with the registration statement on Form F-10 relating to this prospectus, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed CT Corporation System as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of the debt securities.

DESCRIPTION OF THE BUSINESS

We are a leading global gold producer engaged in the acquisition, exploration, development and operation of gold properties in Canada, the United States, Mexico and Central and South America. We are one of the lowest cost and fastest growing multi-million ounce senior gold producers in the world. We continue to investigate and negotiate the acquisition of additional gold mining properties or interests in such properties. There is no assurance that any such investigations or negotiations will result in the completion of an acquisition.

The principal products and sources of cash flow for us are derived from the sale of gold, silver, copper, lead and zinc. Our mineral properties, in which we or our subsidiaries hold a direct interest in the underlying mineral property, by jurisdiction are as follows:

Canada and the United States

•

a 100% interest in the Red Lake gold mines (the “Red Lake Gold Mines”) in Canada, a 72% interest held by Goldcorp and a 28% interest held by Goldcorp Canada Ltd., a wholly-owned subsidiary of Goldcorp (the Red Lake Gold Mines are considered to be a material mineral property to Goldcorp), including a 100% interest in the nearby Cochenour project (the “Cochenour Project”) in Canada;

•	a 100% interest in the Éléonore gold project (the “Éléonore Project”) in Canada (the Éléonore Project is considered to be a material mineral property to Goldcorp);

•	a 100% interest in the Porcupine gold mines in Canada, a 49% interest held by Goldcorp and a 51% interest held by Goldcorp Canada Ltd.;

•	a 100% interest in the Musselwhite gold mine in Canada, a 32% interest held by Goldcorp and a 68% interest held by Goldcorp Canada Ltd.;

•	a 66 2/3% interest in the Marigold gold mine in the United States;

•	a 100% interest in the Wharf gold mine in the United States; and

•	a 40% interest in the Dee/South Arturo gold exploration project in the United States.

Mexico

•	a 100% interest in the Peñasquito gold-silver-lead-zinc mine (the “Peñasquito Mine”) in Mexico (the Peñasquito Mine is considered to be a material mineral property to Goldcorp);

•	a 100% interest in the Los Filos gold-silver mine (the “Los Filos Mine”) in Mexico (the Los Filos Mine is considered to be a material mineral property to Goldcorp);

•	a 100% interest in the El Sauzal gold mine in Mexico;

•	a 100% interest in the Noche Buena gold-silver project (the “Noche Buena Project”) in Mexico; and

•	a 100% interest in the Camino Rojo gold-silver project (the “Camino Rojo Project”) in Mexico.

Central and South America

•	a 40% interest in the Pueblo Viejo gold-silver-copper mine (the “Pueblo Viejo Mine”) in the Dominican Republic (the Pueblo Viejo Mine is considered to be a material mineral property to Goldcorp);

•	a 100% interest in the Cerro Negro gold-silver project (the “Cerro Negro Project”) in Argentina (the Cerro Negro Project is considered to be a material mineral property to Goldcorp);

•	a 100% interest in the Marlin gold-silver mine in Guatemala;

•	a 70% interest in the El Morro gold-copper project (the “El Morro Project”) in Chile;

•	a 37 1/2% interest in the Bajo de la Alumbrera gold-copper mine (the “Alumbrera Mine”) in Argentina; and

•	a 100% interest in the Cerro Blanco gold-silver project (the “Cerro Blanco Project”) in Guatemala.

Our principal product is gold doré with the refined gold bullion sold primarily in the London spot market. As a result, we will not be dependent on a particular purchaser with regard to the sale of the gold doré. In addition to gold, we also produce silver, copper, lead and zinc primarily from concentrate produced at the Peñasquito Mine and the Alumbrera Mine which is sold to third party refineries.

RISK FACTORS

An investment in the debt securities involves risk. Before deciding whether to invest in the debt securities, you should consider carefully the risks and uncertainties described below as well as the other information contained and incorporated by reference in this prospectus (including subsequent documents incorporated by reference in this prospectus) and, if applicable, those described in a prospectus supplement relating to a specific offering of debt securities. These are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. If any of the events identified in these risks and uncertainties were to actually occur, our business, prospects, financial condition, cash flow and operating results could be materially harmed.

Exploration, Development and Operating Risk

Mining operations generally involve a high degree of risk. Our operations are subject to all of the hazards and risks normally encountered in the exploration, development and production of gold, silver, copper, lead and zinc including unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability. Mining and milling operations are subject to hazards such as equipment failure or failure of retaining dams around tailings disposal areas which may result in environmental pollution and consequent liability. Although appropriate precautions to mitigate these risks are taken, these risks cannot be eliminated.

Although our activities are primarily directed towards mining operations, our activities also include the exploration for and development of mineral deposits. Discovery or acquisition of new mineral deposits is necessary to replace mineral reserves that are mined by operations. Development of new mineral deposits is necessary to sustain and to grow our future operations. There is no certainty that the expenditures made by us towards the search for, evaluation of, and development into commercial production of mineral deposits will be successful.

The exploration for and development of mineral deposits also involves significant risks. While the discovery of an ore body may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses are typically required to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. It is difficult to ensure that the exploration or development programs planned by us or any of our joint venture partners will result in a profitable commercial mining operation.

In particular, we remain focused on advancing our suite of high quality gold projects as part of our five-year growth profile. However, our ability to maintain, or increase, our annual production of gold, silver, copper, lead, and zinc depends in significant part on our ability to bring these projects into production and to expand existing mines. Although we utilize the operating history of our existing mines to derive estimates of future operating costs and capital requirements, such estimates may differ materially from actual operating results at new mines or at expansions of existing mines.

Whether a mineral deposit will be commercially viable depends on a number of factors, which include, among other things, the interpretation of geological data obtained from drill holes and other sampling techniques; feasibility studies (which include estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed); the particular attributes of the deposit, such as size, grade and metallurgy; expected recovery rates of metals from the ore; proximity to infrastructure and labour; the cost of water and power; anticipated climatic conditions; cyclical metal prices; fluctuations in inflation and currency exchange rates; higher input commodity and labour costs; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. Some of our development projects are also subject to the successful completion of final feasibility studies, issuance of necessary permits and other governmental approvals and receipt of adequate financing. The exact effect of these factors cannot be accurately predicted, but the combination of any of these factors may adversely affect our business.

Although our feasibility studies are generally completed with our knowledge of the operating history of similar ore bodies in the region, the actual operating results of our development projects may differ materially from those anticipated, and uncertainties related to operations are even greater in the case of development projects. Future development activities may not result in the expansion or replacement of current production with new production, or one or more of these new projects may be less profitable than currently anticipated or may not be profitable at all, any of which could have a material adverse effect on our results of operations and financial position.

Construction and Start-Up

The Éléonore Project, the Cerro Negro Project, the Cochenour Project, the Camino Rojo Project, the El Morro Project, the Noche Buena Project and the Cerro Blanco Project are at various stages of evaluation, construction and development. There are inherent construction and permitting-related risks to the development of all new mining projects. These risks include the availability and delivery of critical equipment; the hiring of key personnel for construction, commissioning and operations; delays associated with contractors; budget overruns due to changes in the cost of fuel, power, materials, supplies and currency fluctuations; and potential opposition from non-governmental organizations, community and indigenous groups, environmental groups or local groups.

It is common in new mining operations to experience unexpected costs, problems and delays during construction, development and mine start-up, often due to circumstances beyond the owner’s control. In addition, delays in the commencement of mineral production often occur. Accordingly, we cannot provide assurance that our activities will result in profitable mining operations at any of our development projects.

Furthermore, there are risks associated with the construction of an entirely new mining project relating to, among other things, supervision of the contractors, construction supervision, cost estimating, obtaining required permits and approvals and the management of personnel. We will be required to rely upon outside consultants, engineers and others for additional construction expertise in respect of our development projects.

Commodity Prices

Our financial results and exploration, and our development and mining activities in the future may be materially adversely affected by declines in the price of gold, silver, copper, lead and zinc. Gold, silver, copper, lead and zinc prices fluctuate widely and are affected by numerous factors beyond our control, such as the sale or purchase of metals by various central banks and financial institutions, interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of major metals-producing and metals-consuming countries throughout the world. The prices of gold, silver, copper, lead and zinc have fluctuated widely in recent years, and future price declines could cause continued development of and commercial production from our properties to be uneconomic. Depending on the price of gold, silver, copper, lead and zinc, cash flow from mining operations may not be sufficient and we could be forced to discontinue production and may lose our interest in, or may be forced to sell, some of our properties. Future production from our mining properties is dependent on gold, silver, copper, lead and zinc prices that are adequate to make these properties economically viable.

Furthermore, mineral reserve calculations and life-of-mine plans using significantly lower gold, silver, copper, lead and zinc prices could result in material write-downs of our investment in mining properties and increased amortization, reclamation and closure charges.

In addition to adversely affecting our mineral reserve estimates and our financial condition, declining commodity prices can impact operations by requiring a reassessment of the feasibility of a particular project. Such a reassessment may be the result of a management decision or may be required under financing arrangements related to a particular project. Even if the project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays or may interrupt operations until the reassessment can be completed.

Need for Additional Mineral Reserves and Mineral Resources

We must continually explore to replace and expand our mineral reserves and mineral resources as our mines produce gold, silver, copper, lead and zinc. Our ability to maintain or increase our annual production of gold, silver, copper, lead and zinc depends in significant part on our ability to find new mineral reserves and mineral resources, to bring new mines into production, and to expand mineral reserves and mineral resources at existing mines. There is no assurance that we will be able to maintain or increase our annual production, bring new mines into production or expand the mineral reserves and mineral resources at our existing mines.

Capital Cost and Operational Cost Estimates

We prepare budgets and estimates of cash costs and capital costs of production for each of our operations and our main costs relate to material costs, personnel and contractor costs, energy costs and closure and reclamation costs. However, despite our best efforts to budget and estimate such costs, as a result of the substantial expenditures involved in the development of mineral projects and the fluctuation of costs over time, development projects may be prone to material cost overruns. Our actual costs may vary from estimates for a variety of reasons, including: short-term operating factors; revisions to mine plans; risks and hazards associated with mining; natural phenomena, such as inclement weather conditions, water availability, floods, and earthquakes; and unexpected labour shortages or strikes. Operational costs may also be affected by a variety of factors, including: changing waste-to-ore ratios, ore grade metallurgy, labour costs, the cost of commodities, general inflationary pressures and currency exchange rates. Many of these factors are beyond our control. Failure to achieve estimates or material increases in costs could have an adverse impact on our future cash flows, business, results of operations and financial condition.

Furthermore, delays in the construction and commissioning of mining projects or other technical difficulties may result in even further capital expenditures being required. Any delay in the development of a project or cost overruns or operational difficulties once the project is fully developed may have a material adverse effect on our business, results of operations and financial condition.

Foreign Operations

The majority of our foreign operations are currently conducted in Mexico, Guatemala, Argentina, the Dominican Republic, Chile and the United States, and as such our operations are exposed to various levels of political, economic and other risks and uncertainties. These risks and uncertainties vary from country to country and include, but are not limited to, terrorism; hostage taking; military repression; expropriation; extreme fluctuations in currency exchange rates; high rates of inflation; labour unrest; the risks of war or civil unrest; renegotiation or nullification of existing concessions, licenses, permits and contracts; illegal mining; changes in taxation policies; restrictions on foreign exchange and repatriation; and changing political conditions, currency controls and governmental regulations that favour or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

Changes, if any, in mining or investment policies or shifts in political attitude in these jurisdictions may adversely affect our operations or profitability. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, income taxes, expropriation of property, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety.

Failure to comply strictly with applicable laws, regulations and local practices relating to mineral right applications and tenure, could result in loss, reduction or expropriation of entitlements, or the imposition of additional local or foreign parties as joint venture partners with carried or other interests.

Risk factors specific to certain jurisdictions are described separately. See “Economic and Political Instability in Argentina” and “Security in Mexico”. The occurrence of the various factors and uncertainties related to the economic and political risks of operating in foreign jurisdictions cannot be accurately predicted and could have a material adverse effect on our operations or profitability.

Resource Nationalism

As governments continue to struggle with deficits and concerns over the effects of depressed economies, the continuing strength in commodity prices has resulted in the mining and metals sector being targeted to raise revenue. Governments are continually assessing the fiscal terms of the economic rent for a mining company to exploit resources in their countries. Numerous countries, including Argentina, Australia, Brazil, Chile, Guatemala and Venezuela, have recently introduced changes to their respective mining regimes that reflect increased government control or participation in the mining sector, including, but not limited to, changes of law affecting foreign ownership and take-overs, mandatory government participation, taxation and royalties, working conditions, rates of exchange, exchange control, exploration licensing, export duties, repatriation of income or return of capital, environmental protection, as well as requirements for employment of local staff or contractors or other benefits to be provided to local residents.

We believe that the countries in which we operate are relatively stable for foreign investment. However, the recent occurrence of these mining regime changes in both developed and developing countries adds uncertainties that cannot be accurately predicted and any future material adverse changes in government policies or legislation in the jurisdictions in which we operate that affect foreign ownership, mineral exploration, development or mining activities, may affect our viability and profitability.

Government Regulation

Our mining, processing, development and mineral exploration activities are subject to various laws governing prospecting, development, production, taxes, labour standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters. Although our mining and processing operations and exploration and development activities are currently carried out in accordance with all applicable rules and regulations, no assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could limit or curtail production or development. Amendments to current laws and regulations governing operations and activities of mining and milling or more stringent implementation thereof could have a material adverse impact on us. In addition, changes to laws regarding mining royalties or taxes, or other elements of a country’s fiscal regime, may adversely affect our costs of operations and financial results.

See also “Resource Nationalism” above.

Availability of Supplies

As with other mining companies, certain raw materials and supplies used in connection with our operations are obtained from a sole or limited group of suppliers (including, for example, truck tires and sodium cyanide). Due to an increase in activity in the global mining sector, there has been an increase in global demand for such resources and a decrease in the supplier’s inventory which, at times, has caused unanticipated cost increases, an inability to obtain adequate supplies and delays in delivery times, thereby impacting operating costs, capital expenditures and production schedules. Although we make efforts to ensure that there are contingency plans in place in the event of a shortfall of supply, if a supplier is unable to adequately meet our requirements over a significant period of time and we are unable to source an alternate third party supplier on reasonable commercial terms, this could have a material adverse effect on our business, results of operations and financial condition.

Availability of Key Executives and Other Personnel

We are dependent on the services of key executives, including, among others, our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Executive Vice President and Chief Operating Officer. The success of our operations is also dependent on our highly skilled and experienced workforce. Given the recent increase of activity in the mining sector, there is currently a global shortage of, and increased competition over, highly skilled experienced workers (in addition to increased labour costs). In part this competition arises from the lower number of new workers entering the mining industry during the industry downturn in the late 1990s and early 2000s. In addition, the development of new mines in geographic areas without an established mining industry requires training of inexperienced workers to staff these new mines. Although we place a high priority on hiring and retaining key talent, as well as embracing technology that diminishes the impact of workplace shortages, the loss of these persons or our inability to attract and retain additional highly skilled employees may adversely affect our business and future operations.

Current Global Financial Condition

Market events and conditions, including the disruptions in the international credit markets and other financial systems, the deterioration of global economic conditions in 2008 and 2009 and, more recently, in Europe, along with political instability in the Middle East and the looming fiscal cliff and budget deficits and debt levels in the United States, have caused significant volatility to commodity prices. These conditions have also caused a loss of confidence in the broader United States, European and global credit and financial markets and resulting in the collapse, of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening credit spreads, less price transparency, increased credit losses and tighter credit conditions. Notwithstanding various actions by governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially. These events are illustrative of the effect that events beyond our control may have on commodity prices, demand for metals, including gold, silver, copper, lead and zinc, availability of credit, investor confidence, and general financial market liquidity, all of which may affect our business.

We are also exposed to liquidity and various counterparty risks including, but not limited to through: (i) financial institutions that hold our cash; (ii) companies that have payables to us, including concentrate customers; (iii) our insurance providers; (iv) our lenders; (v) our other banking counterparties; and (vi) companies that have received deposits from us for the future delivery of equipment. We are also exposed to liquidity risks in meeting our capital expenditure requirements in instances where cash positions are unable to be maintained or appropriate financing is unavailable. These factors may impact our ability to obtain loans and other credit facilities in the future and, if obtained, on terms favourable to us. Furthermore, repercussions from the 2008-2009 economic crisis continue to be felt, as reflected in increased levels of volatility and market turmoil. As a result of this uncertainty, our planned growth could either be adversely or positively impacted and the trading price of our securities could either be adversely or positively affected.

Economic and Political Instability in Argentina

The Cerro Negro Project is located in Santa Cruz Province in Argentina. There are risks relating to an uncertain or unpredictable political and economic environment in Argentina, especially as social opposition to mining operations in certain parts of the country and increasingly protectionist economic measures grow. Certain political and economic events such as: (i) the inability of the Cerro Negro Project to obtain United States dollars in a lawful market of Argentina; (ii) acts or failures to act by a governmental authority in Argentina; and (iii) acts of social and political violence in Argentina, could have a material adverse effect on our activities at the Cerro Negro Project.

For example, in December 2007, the Argentinean government unilaterally levied export duties initially adopted in 2001 on mining companies that had not been subject to the duties based on economic stability provisions of the federal mining law. This change of policy adversely affected our interest in the Alumbrera Mine. Furthermore, during an economic crisis in 2001 to 2003, Argentina defaulted on foreign debt repayments and on the repayment on a number of official loans to multinational organizations. In addition, the government has renegotiated or defaulted on contractual arrangements. More recently, the newly re-elected Argentinean government placed currency controls on the ability of companies and its citizens to obtain United States dollars, in each case requiring Central Bank approval (resulting in, at times, a limitation on the ability of multi-national companies to distribute dividends abroad in United States dollars) and revoked exemptions previously granted to companies in the oil and gas and mining sectors from the obligation to repatriate 100% of their export revenues to Argentina for conversion in the local foreign exchange markets, prior to transferring funds locally or overseas.

Similarly, the government adopted a requirement that importers provide notice to the government and obtain approval for importation before placing orders for certain goods. These actions indicate that the Argentinean government may alter or impose additional requirements or policies that may adversely affect our activities in Argentina in the future.

There is also the risk of political violence and increased social tension in Argentina as Argentina has experienced periods of civil unrest, crime and labour unrest. Roadblocks (piqueteros) by members of the local communities, unemployed people and unions can occur on most national and provincial routes without notice. For example, in January and February 2012, the Alumbrera Mine roadblocks interrupted transportation to and from the mine. Furthermore, local opposition to the development of the nearby Agua Rica Project, which is approximately 35 kilometres from the Alumbrera Mine, led to the issuance of a judicial order suspending operations at the site. There is no assurance that disruptions will not occur in the future which could materially affect access to the Cerro Negro Project during the project’s development or the operation of the mine altogether.

Security in Mexico

The Peñasquito Mine, the Los Filos Mine, the El Sauzal Mine, the Noche Buena Project and the Camino Rojo Project are all located in Mexico. In recent years, criminal activity and violence has increased in Mexico and spread from border areas to other areas of the country. Violence between the drug cartels and human trafficking organizations and violent confrontations with Mexican authorities have steadily increased. As well, incidents of kidnapping for ransom and extortion by organized crime have increased. Chihuahua, Guerrero and Zacatecas, the three states where we operate, have been among the top ten states for kidnapping, and all three states register high levels of violent crime. Many incidents of crime and violence go unreported in Mexico and Mexico’s law enforcement authorities’ efforts to reduce criminal activity are challenged by a lack of resources, corruption and the power of organized crime.

Our sites in Mexico have taken a variety of measures to protect their employees, property and production facilities from these security risks. We also regularly review the safety of access routes and the physical security of our installations. Notwithstanding these measures, incidents of criminal activity, trespass, theft and vandalism have occasionally affected our employees, contractors and their families.

Although we have implemented measures to protect our employees, contractors, property and production facilities from these security risks, there can be no assurance that security incidents, in the future, will not have a material adverse effect on our operations in Mexico, especially if criminal activity and violence continue to escalate. Such incidents may halt or delay production, increase operating costs, result in harm to employees, contractors or visitors, decrease operational efficiency, increase community tensions or otherwise adversely affect our ability to conduct our business in Mexico.

Corruption and Bribery Risk

Our operations are governed by, and involve interactions with, many levels of government in numerous countries. Like most companies, we are required to comply with anti-corruption and anti-bribery laws, including the Canadian Corruption of Foreign Public Officials Act and the U.S. Foreign Corrupt Practices Act, as well as similar laws in the countries in which we conduct our business. In recent years, there has been a general increase in both the frequency of enforcement and severity of penalties under such laws, resulting in greater scrutiny and punishment to companies convicted of violating anti-bribery laws. Furthermore, a company may be found liable for violations by not only its employees, but also by its third party agents. Although we have adopted a risk-based approach to mitigate such risks, including the implementation of training programs and policies to ensure compliance with such laws, such measures are not always effective in ensuring that we, our employees or third party agents will comply strictly with such laws. If we find ourselves subject to an enforcement action or are found to be in violation of such laws, this may result in significant penalties, fines and/or sanctions imposed on us, resulting in a material adverse effect on our reputation and the results of our operations.

Discussions Regarding Possible Amendments to the Special Lease Agreement

In recent months, certain members of the Dominican Republic congress, including the President of the Chamber of Deputies, have expressed a desire to amend the special lease agreement of mining rights, effective as of July 29, 2003 as amended in November 2009 (the “Special Lease Agreement”) to accelerate and increase the benefits that the Dominican Republic will derive from the Pueblo Viejo Mine. The Special Lease Agreement, which provides for substantial benefits to the Dominican Republic, including through royalties and taxes, in addition to the other indirect benefits derived by the country such as through employment and purchasing of goods and services, was approved by Congress in 2009 and cannot be unilaterally altered by either party and constitutes a legally binding agreement.

More recently, on February 27, 2013, President Medina, in his first state of the nation speech, put emphasis on the country’s desire to extract greater benefits from the Pueblo Viejo Mine. This would potentially involve a renegotiation of the Special Lease Agreement and/or the implementation of other measures to distribute to the country additional revenue derived from the Pueblo Viejo Mine.

Barrick Gold Corporation as operator and on behalf of the joint venture, while reserving its rights under the Special Lease Agreement, has engaged in dialogue with representatives of the government with a view to achieving a mutually acceptable outcome. At this time, the outcome of the dialogue is uncertain, but any amendments to the Special Lease Agreement could impact overall project economics.

Human Rights

Various international and national laws, codes, resolutions, conventions, guidelines and other materials relate to human rights (including rights with respect to the environment, health and safety surrounding our operations). Many of these materials impose obligations on government and companies to respect human rights. Some mandate that government consult with communities surrounding potential or operating our projects regarding government actions which may affect local stakeholders, including actions to approve or grant mining rights or permits. The obligations of government and private parties under the various international and national materials pertaining to human rights continue to evolve and be defined. One or more groups of people may oppose our current and future operations or further development or new development of our projects or operations. Such opposition may be directed through legal or administrative proceedings or expressed in manifestations such as protests, roadblocks or other forms of public expression against our activities, and may have a negative impact on our reputation. Opposition by such groups to our operations may require modification of, or preclude the operation or development of, our projects or may require us to enter into agreements with such groups or local governments with respect to our projects, in some cases, causing considerable delays to the advancement of our projects.

See also “Indigenous Peoples” below.

Environmental Risks and Hazards

Our operations are subject to environmental regulation in the various jurisdictions in which we operate. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set out limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will likely, in the future, require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our results of operations. Failure to comply with these laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations or in the exploration or development of mineral properties may also be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. The occurrence of any environmental violation or enforcement action may have an adverse impact on our reputation.

Furthermore, environmental hazards may exist on the properties on which we hold interests which are unknown to us at present and which have been caused by previous or existing owners or operators of the properties.

In addition, production at certain of our mines involves the use of sodium cyanide which is a toxic material. Should sodium cyanide leak or otherwise be discharged from the containment system, we may become subject to liability for clean-up work that may not be insured. While appropriate steps are taken to prevent discharges of pollutants into the ground water and the environment, we may become subject to liability for hazards that it may not be insured against.

There has also been increased global attention and the introduction of regulations restricting or prohibiting the use of cyanide and other hazardous substances in mineral processing activities. In addition, the use of open pit mining techniques has come under scrutiny in certain mining jurisdictions, and some governments are reviewing the use of such methods. For example, in late 2010, the Argentinean Congress approved legislation that restricts mining and other industrial activities in where glaciers are present. In addition, several provincial governments in Argentina have adopted prohibitions on open pit mining. Although such restrictions do not currently affect any of our projects, if legislation restricting or prohibiting the use of cyanide or open pit mining techniques were to be adopted in a region in which we operate, there would be a serious and adverse impact on our results of operations and financial position. Additionally, if the use of cyanide were to be restricted or prohibited in a jurisdiction in which our operations rely on the use of cyanide, it would have a significant adverse impact on us as there are few, if any, substitutes for cyanide that are as effective in extracting gold from the ore.

See also “Permitting” below.

Permitting

Our operations in each of the jurisdictions in which we operate are subject to receiving and maintaining permits (including environmental permits) from appropriate governmental authorities. Furthermore, prior to any development on any of our properties, we must receive permits from appropriate governmental authorities. Although our mining operations currently have all required permits for their operations as currently conducted, there is no assurance that delays will not occur in connection with obtaining all necessary renewals of such permits for the existing operations, additional permits for any possible future changes to operations, or additional permits associated with new legislation.

Additionally, it is possible that previously issued permits may become suspended for a variety of reasons, including through government or court action. For example, on April 27, 2012, the Supreme Court of Chile issued a decision suspending the approval of the environmental permit for the El Morro Project which was previously issued on March 14, 2011, which had the impact of suspending all project field work executed under the terms of the permit. This was the result of a permit review request by the Comunidad Agricola Los Huasco Altinos to consult on the potential impacts of the project on the Comunidad Agricola Los Huasco Altinos and to identify mitigation measures for those impacts. The El Morro Project is currently co-operating with the Servicio de Evaluación Ambiental to ensure that deficiencies are fully and appropriately addressed. See “Legal Proceedings and Regulatory Actions” in the AIF.

There can be no assurance that we will continue to hold or obtain, if required to, all permits necessary to develop or continue operating at any particular property.

Keewatin Decision

In August 2011, an Ontario court issued a ruling that may affect future permitting of mining operations and other land uses within the Keewatin Lands (the lands in which the Red Lake Gold Mines are situated). At present, permits for mine operations are issued by the Province of Ontario. However, because the court ruled that

Ontario requires federal authorization (or Treaty 3 First Nations consent) to the “taking up” of lands in Keewatin where doing so would “significantly interfere” with Treaty 3 harvesting rights, the Province of Ontario can only issue land authorizations so long as such authorizations do not have such effect.

This decision has been stayed pending appeal, and therefore, the Province of Ontario will continue to regulate all mining in the region. While the trial court provided some guidance on how to determine if an action would have the effect of “significantly interfering” with harvesting rights, the issue is ambiguous and will require further definition by the courts. Although we currently have all required permits for our Red Lake Gold Mines operations, any change or uncertainty in the permitting process may have an adverse impact on our operations. There can be no assurance that delays or new objections will not occur in connection with obtaining all necessary renewals of such permits for the existing operations or additional permits for any possible future changes to operations.

See also “Permitting” above.

Climate Change Risks

We acknowledge climate change as an international and community concern and we support and endorse various initiatives for voluntary actions consistent with international initiatives on climate change. However, in addition to voluntary actions, governments are moving to introduce climate change legislation and treaties at the international, national, state/provincial and local levels. Where legislation already exists, regulation relating to emission levels and energy efficiency is becoming more stringent. Some of the costs associated with reducing emissions can be offset by increased energy efficiency and technological innovation. However, if the current regulatory trend continues, we expect that this will result in increased costs at some of our operations.

In addition, the physical risks of climate change may also have an adverse effect on our operations. These risks include the following:

Sea level rise: Our operations are not directly threatened by current predictions of sea level rise. All of our operations are located well inland at elevations from 100 metres to 4,000 metres above sea level. However, changes in sea levels could affect ocean transportation and shipping facilities which are used to transport supplies, equipment and personnel to our operations and products from those operations to world markets.

Extreme weather events: Extreme weather events (such as increased frequency or intensity of hurricanes, increased snow pack, prolonged drought) have the potential to disrupt operations at our mines. Where appropriate, our facilities have developed emergency plans for managing extreme weather conditions, however, extended disruptions to supply lines could result in interruption to production.

Resource shortages: Our facilities depend on regular supplies of consumables (diesel, tires, sodium cyanide, etc.) and reagents to operate efficiently. In the event that the effects of climate change or extreme weather events cause prolonged disruption to the delivery of essential commodities, then our production efficiency is likely to be reduced. For example, during the second quarter of 2011, restricted cyanide deliveries were experienced in Mexico due to supply issues from the manufacturer attributable to flooding in its manufacturing plant.

Although we make efforts to mitigate the physical risks of climate change by ensuring that extreme weather conditions are included in emergency response plans as required, there can be no assurance that these efforts will be effective and that the physical risks of climate change will not have an adverse effect on our operations and therefore profitability.

Infrastructure and Water

Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, community, government or other interference in the maintenance or provision of such infrastructure could adversely affect our business, financial condition and results of operations.

A key operational risk is the availability of sufficient power and water supplies to support mining operations. Large amounts of power and large volumes of water are used in the extraction and processing of minerals and metals. Certain of our property interests are located in remote, undeveloped areas and the availability of infrastructure such as water and power at a reasonable cost cannot be assured. Conversely, our other properties are located in areas that have many competing demands for power and water and access to sufficient supplies will need to be negotiated by us. Power and water are integral requirements for exploration, development and production facilities on mineral properties.

Our ability to obtain a secure supply of power and water at a reasonable cost depends on many factors, including: global and regional supply and demand; political and economic conditions; problems that can affect local supplies; delivery; and relevant regulatory regimes.

Even a temporary interruption of power or water could adversely affect an operation. For example, second quarter 2012 mill throughput at the Peñasquito Mine was affected by inadequate water supply. Prolonged drought conditions in the region contributed to lower-than-expected water recharge in the well field as well as lower-than-expected water production from the pit dewatering program. This condition limited plant throughput in June 2012 and affected plant throughput in the second half of 2012. The Peñasquito Mine continues to bring additional water wells into production within the Cedros Basin in addition to new dewatering wells within the Chile Colorado pit. A water and tailings study is also expected to be completed in the first half of 2013 to develop a comprehensive long-term water strategy for the Peñasquito district, however there are no assurances that a suitable long-term water strategy will be developed that will completely mitigate the risk of water shortages in the future.

An increase in prices could also negatively affect our business, financial condition and results of operations. Establishing such infrastructure for our development projects will, in any event, require significant resources, identification of adequate sources of raw materials and supplies and necessary cooperation from national and regional governments, none of which can be assured. There is no guarantee that we will secure these power, water and access rights going forward or on reasonable terms.

Reclamation Costs

We are required by various governments in jurisdictions in which we operate to provide financial assurance sufficient to allow a third party to implement approved closure and reclamation plans if we are unable to do so. These laws are complex and vary from jurisdiction to jurisdiction. The laws govern the determination of the scope and cost of the closure and reclamation obligations and the amount and forms of financial assurance.

As of December 31, 2012, we have provided the appropriate regulatory authorities with $406 million in reclamation financial assurance for mine closure obligations in the various jurisdictions in which we operate. The amount and nature of the financial assurances are dependent upon a number of factors, including our financial condition and reclamation cost estimates. Changes to these amounts, as well as the nature of the collateral to be provided, could significantly increase our costs, making the maintenance and development of existing and new mines less economically feasible. However, the regulatory authorities may require further financial assurances. To the extent that the value of the collateral provided to the regulatory authorities is or becomes insufficient to cover the amount of financial assurance we are required to post, we would be required to replace or supplement the existing security with more expensive forms of security, which might include cash deposits, which would reduce our cash available for operations and financing activities. There can be no guarantee that we will be able to maintain or add to our current level of financial assurance. We may not have sufficient capital resources to further supplement our existing security.

Although we have currently made provisions for certain of our reclamation obligations, there is no assurance that these provisions will be adequate in the future. Failure to provide regulatory authorities with the required financial assurances could potentially result in the closure of one or more of our operations, which could result in a material adverse effect on our operating results and financial condition.

Exchange Rate Fluctuations

Exchange rate fluctuations may affect the costs that we incur in our operations. Gold, silver, copper, lead and zinc are sold in United States dollars and our costs are incurred principally in United States dollars, Canadian dollars, Mexican pesos, Guatemalan quetzal, Dominican Republic pesos, Argentinean pesos and Chilean pesos. The appreciation of non-United States dollar currencies against the United States dollar can increase the cost of gold, silver, copper, lead and zinc production and capital expenditures in United States dollar terms. We have a risk management policy that includes hedging our foreign exchange exposure to reduce the risk associated with currency fluctuations. We have entered into Canadian dollar and Mexican peso currency hedge contracts to purchase the respective foreign currencies at pre-determined United States dollar amounts. These contracts were entered into to normalize operating, capital and general and administrative expenses incurred by our foreign operations expressed in United States dollar terms. In accordance with our risk management policy, we may hedge up to 50% of our annual operating expenditures over any 12 months on a going forward basis and up to 30% of our expenditures over any 13 to 24 months on a going forward basis.

See also “Hedging” below.

Joint Ventures

We hold an indirect 40% interest in the Pueblo Viejo Mine, an indirect 66 2/3% interest in the Marigold Mine and an indirect 40% interest in the Dee/South Arturo Project, the remaining interest in each of these properties being held indirectly by Barrick Gold Corporation. We also hold an indirect 37 1/2% interest in the Alumbrera Mine, the other 12 1/2% and 50% interests being held indirectly by Yamana Gold Inc. and Xstrata Queensland Limited, respectively. Our interest in these properties is subject to the risks normally associated with the conduct of joint ventures. The existence or occurrence of one or more of the following circumstances and events could have a material adverse impact on our profitability or the viability of our interests held through joint ventures, which could have a material adverse impact on our future cash flows, earnings, results of operations and financial condition: (i) disagreement with joint venture partners on how to develop and operate mines efficiently; (ii) inability to exert influence over certain strategic decisions made in respect of joint venture properties; (iii) inability of joint venture partners to meet their obligations to the joint venture or third parties; and (iv) litigation between joint venture partners regarding joint venture matters.

To the extent that we are not the operator of our joint venture properties, the success of any such operations will be dependent on such operators for the timing of activities related to such properties and we will be largely unable to direct or control the activities of the operators. We are subject to the decisions made by the operator in the operation of the property, and will rely on the operators for accurate information about the properties. Although we expect that the operators of the properties to which we own an interest will operate such properties with the highest standards and in accordance with the respective operating agreements, there can be no assurance that all decisions of the operators will achieve expected goals.

Acquisition Strategy

As part of our business strategy, we have sought and will continue to seek new mining and development opportunities in the mining industry. In pursuit of such opportunities, we may fail to select appropriate acquisition targets or negotiate acceptable arrangements, including arrangements to finance acquisitions or integrate the acquired businesses and their personnel into Goldcorp. Ultimately, any acquisitions would be accompanied by risks. For example, there may be a significant change in commodity prices after we have committed to complete the transaction and established the purchase price or exchange ratio; a material ore body may prove to be below expectations; we may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise, and maintaining uniform standards, policies and controls across the organization; the integration of the acquired business or assets may disrupt our ongoing business and our relationships with employees, suppliers, contractors and other stakeholders; and the acquired business or assets may have unknown liabilities which may be significant.

In the event that we choose to raise debt capital to finance any such acquisition, our leverage will be increased. If we choose to use equity as consideration for such acquisition, existing shareholders may suffer dilution. Alternatively, we may choose to finance any such acquisition with our existing resources.

We cannot assure that we can complete any acquisition or business arrangement that we pursue, or are pursuing, on favourable terms, or that any acquisitions or business arrangements completed will ultimately benefit our business. Furthermore, there can be no assurance that we would be successful in overcoming the risks identified above or any other problems encountered in connection with such acquisitions.

Reputational Risk

Damage to our reputation can be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity (for example, with respect to our handling of environmental matters or our dealings with community groups), whether true or not. The increased usage of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share opinions and views in regards to Goldcorp and our activities, whether true or not. Although we believe that we operate in a manner that is respectful to all stakeholders and that we take care in protecting our image and reputation, we do not ultimately have direct control over how we are perceived by others. Reputation loss may result in decreased investor confidence, increased challenges in developing and maintaining community relations and an impediment to our overall ability to advance our projects, thereby having a material adverse impact on financial performance, financial condition, cash flows and growth prospects.

Competition

The mining industry is competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious and base metals, as well as the necessary labour and supplies required to develop such properties. Some of these companies have greater financial resources, operational experience and technical capabilities than us. As a result of this competition, we may be unable to maintain, acquire or develop attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

Indigenous Peoples

Various international and national laws, codes, resolutions, conventions, guidelines, and other materials relate to the rights of indigenous peoples. We operate in some areas presently or previously inhabited or used by indigenous peoples. Many of these materials impose obligations on government to respect the rights of indigenous people. Some mandate that government consult with indigenous people regarding government actions which may affect indigenous people, including actions to approve or grant mining rights or permits. ILO Convention 169, which has been ratified by Argentina, Chile, Guatemala, and Mexico, is an example of such an international convention. The obligations of government and private parties under the various international and national materials pertaining to indigenous people continue to evolve and be defined. Examples of recent developments in this area include the United Nations Declaration of the Rights of Indigenous People and the International Finance Corporation’s revised Performance Standard 7 which requires governments to obtain the free, prior, and informed consent of indigenous peoples who may be affected by government action, such as the granting of mining concessions or approval of mine permits.

Our current and future operations are subject to a risk that one or more groups of indigenous people may oppose continued operation, further development, or new development of our projects or operations. Such opposition may be directed through legal or administrative proceedings or expressed in manifestations such as protests, roadblocks or other forms of public expression against our activities. Opposition by indigenous people to our operations may require modification of or preclude operation or development of our projects or may require us to enter into agreements with indigenous people with respect to our projects.

Uncertainty in the Estimation of Ore/Mineral Reserves and Mineral Resources

The figures for ore/mineral reserves and mineral resources contained in the AIF are estimates only and no assurance can be given that the anticipated tonnages and grades will be achieved, that the indicated level of recovery will be realized or that ore/mineral reserves could be mined or processed profitably. There are numerous uncertainties inherent in estimating ore/mineral reserves and mineral resources, including many factors beyond our control. Such estimation is a subjective process, and the accuracy of any mineral reserve or mineral resource estimate is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation. Short-term operating factors relating to the ore/mineral reserves, such as the need for orderly development of the ore bodies or the processing of new or different ore grades, may cause the mining operation to be unprofitable in any particular accounting period. In addition, there can be no assurance that gold, silver, copper, lead or zinc recoveries in small scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

Fluctuation in gold, silver, copper, zinc or lead prices, results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate may require revision of such estimate. The volume and grade of reserves mined and processed and recovery rates may not be the same as currently anticipated. Any material reductions in estimates of ore/mineral reserves and mineral resources, or of our ability to extract these ore/mineral reserves, could have a material adverse effect on our results of operations and financial condition. See also “Description of the Business – Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred Resources” in the AIF.

Uncertainty Relating to Inferred Mineral Resources

Inferred mineral resources that are not mineral reserves do not have demonstrated economic viability. Due to the uncertainty which may attach to inferred mineral resources, there is no assurance that inferred mineral resources will be upgraded to proven and probable mineral reserves as a result of continued exploration.

Indebtedness

As of December 31, 2012, we had aggregate consolidated indebtedness of approximately US$862.5 million. As a result of this indebtedness, we are required to use a portion of our cash flow to service principal and interest on our debt, which will limit the cash flow available for other business opportunities. In addition, under the financing arrangements for the Pueblo Viejo Mine, both Barrick Gold Corporation (as to 60%) and Goldcorp (as to 40%) have each provided guarantees on behalf of Pueblo Viejo Dominicana Corporation (“PVDC”), the operating company for the joint venture partners, in favour of the lenders whereby both parent companies guarantee PVDC’s repayment obligations under the financing arrangements (however, such guarantees terminate upon certain operational completion tests being met). As of December 31, 2012, there was a total $940 million drawn by PVDC (of which we have guaranteed $376 million).

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. We may not continue to generate cash flow from operations in the future sufficient to service the debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

The terms of our revolving term credit facility requires us to satisfy various affirmative and negative covenants and to meet certain financial ratios and tests. These covenants limit, among other things, our ability to incur further indebtedness if doing so would cause us to fail to meet certain financial covenants, create certain liens on assets or engage in certain types of transactions. Although at present, given our strong balance sheet, these covenants do not restrict our ability to conduct our business as presently conducted, there are no assurances that in future, we will not be limited in our ability to respond to changes in our business or competitive activities or be restricted in our ability to engage in mergers, acquisitions or dispositions of assets. Furthermore, a failure to comply with these covenants, including a failure to meet the financial tests or ratios, would likely result in an event of default under the credit facility and would allow the lenders to accelerate the debt.

Additional Capital

The mining, development, expansion and exploration of our properties will require ongoing financing, especially in light of our near-term development of our key development projects and the potential for rising and unforeseen costs as well as potential fluctuations in metal prices. Although we expect to finance our growing operations and development costs with anticipated cash-flows, with our existing assets (including cash and cash equivalents) and with our revolving credit facility, if necessary, we may require additional capital to fund our costs, especially if there is a significant decrease in metal prices. Failure to obtain any necessary additional financing may result in delaying or indefinite postponement of exploration, development or production on any or all of our properties or even a loss of property interest. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favourable to us.

Hedging

Currently, our policy is to not hedge future gold sales. We currently hedge lead, zinc and copper to manage price exposure to fluctuations in those base metals. We also hedge diesel fuel price exposure and foreign currencies exposures to manage adverse price movements impacting costs specific to diesel fuel prices and foreign currencies.

There is no assurance that a hedging program designed to reduce the price risk associated with fluctuations in base metals, diesel fuel prices or foreign currencies will be successful. Although hedging may protect us from an adverse price change, it may also prevent us from benefiting fully from a positive price change.

Peñasquito Mine Concentrate Transportation and Marketing Risk

Concentrates containing combinations of gold, silver, lead and zinc are produced in large quantities at the Peñasquito Mine and loaded onto highway road vehicles for transport to in-country smelters or to sea ports for export to foreign smelters in markets such as Asia, Europe and North America. This type of process involves a high level of environmental and financial risk. We could be subject to potential significant increases in road and maritime transportation charges and treatment and refining charges. Transportation of such concentrate is also subject to numerous risks including, but not limited to, delays in delivery of shipments, road blocks, terrorism, weather conditions and environmental liabilities in the event of an accident or spill. We could be subject to limited smelter availability and capacity and could also face the risk of a potential interruption of business from a third party beyond our control, which in both cases could have a material adverse effect on our operations and revenues. There is no assurance that smelting, refining or transportation contracts for the Peñasquito Mine’s products will be entered into on acceptable terms or at all.

Litigation

We are, from time to time, involved in various claims, legal proceedings and complaints arising in the ordinary course of business. We cannot reasonably predict the likelihood or outcome of these actions. If we are unable to resolve these disputes favourably, it may have a material adverse impact on our financial performance, cash flow and results of operations.

Labour and Employment Matters

While we believe that we have good relations with both our unionized and non-unionized employees, production at our mining operations is dependent upon the efforts of our employees. In addition, relations between us and our employees may be impacted by changes in the scheme of labour relations which may be introduced by the relevant governmental authorities in whose jurisdictions we carry on business. For example, in 2012, the Mexican government amended the Federal labour law regarding, among other things, subcontracting arrangements to prevent companies from using service companies to evade labour and tax obligations (we currently operate in Mexico using these subcontracting arrangements as is the common practice). These amendments also clarified certain regulatory requirements associated with an employer’s obligation to compensate employees with appropriate statutory profit sharing within Mexico. Although we have assessed the implications of these amendments and have determined that such amendments will not have a material impact on our operations in Mexico, there are no assurances that any future amendments in Mexico, or amendments to labour laws in other jurisdictions in which we operate, will not have a material impact on our operations. Adverse changes in such legislation or in the relationship between us with our employees may have a material adverse effect on our business, results of operations and financial condition.

Land Title

Although the title to the properties owned by us was reviewed by or on behalf of us, no assurances can be given that there are no title defects affecting such properties. Title insurance generally is not available, and our ability to ensure that we have obtained a secure claim to individual mineral properties or mining concessions may be severely constrained. We have not conducted surveys of all of the claims in which we hold direct or indirect interests and, therefore, the precise area and location of such claims may be in doubt. Accordingly, our mineral properties may be subject to prior unregistered liens, agreements, transfers or claims, including native land claims, and title may be affected by, among other things, undetected defects. In addition, we may be unable to operate our properties as permitted or to enforce our rights with respect to our properties. Any defects in the title to the properties owned by us could have a material and adverse effect on our cash flow, results of operations and financial condition.

Insurance and Uninsured Risks

Our business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labour disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, mechanical failures, changes in the regulatory environment and natural phenomena such as inclement weather conditions, fires, floods, hurricanes and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to our properties or the properties of others, delays in mining, monetary losses and possible legal liability.

Although we maintain insurance to protect against certain risks in such amounts as we consider reasonable, our insurance will not cover all the potential risks associated with a mining company’s operations. We may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as loss of title to mineral property, environmental pollution, or other hazards as a result of exploration and production is not generally available to us or to other companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

Information Systems Security Threats

We have entered into agreements with third parties for hardware, software, telecommunications and other information technology (“IT”) services in connection with our operations. Our operations depend, in part, on how well we and our suppliers protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, terrorism, fire, power loss, hacking, computer viruses, vandalism and theft. Our operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact our reputation and results of operations.

Although to date we have not experienced any material losses relating to cyber attacks or other information security breaches, there can be no assurance that we will not incur such losses in the future. Our risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority. As cyber threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

Share Prices of Investments

Our investments in securities of other public companies (including our investments in Tahoe Resources Inc., Primero Mining Corp. and Thompson Creek Metals Company Inc.) are subject to volatility in the share prices of such companies. There can be no assurance that an active trading market for any of the subject shares is sustainable. The trading prices of the subject shares could be subject to wide fluctuations in response to various factors beyond our control, including, quarterly variations in the subject companies’ results of operations, changes in earnings (if any), estimates by analysts, conditions in the industry of such companies and macroeconomic developments in North America and globally, currency fluctuations and market perceptions of the attractiveness of particular industries. Such market fluctuations could adversely affect the market price of our investments and the value we could realize on such investments.

Subsidiaries

We are a holding company that conducts operations through Canadian and foreign (American, Antiguan, Argentinean, Barbadian, Bermudian, Cayman Island, Chilean, Dutch, Guatemalan, Honduran, Luxembourgian, Mexican and Swiss) subsidiaries, joint ventures and divisions, and a significant portion of our assets are held in such entities. Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and such entities, or among such entities, could restrict our ability to fund our operations efficiently. Any such limitations, or the perception that such limitations may exist now or in the future, could have an adverse impact on our valuation and stock price.

Conflicts of Interest

Certain of our directors and officers also serve as directors and/or officers of other companies involved in natural resource exploration and development and consequently there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers involving us will be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of our shareholders. In addition, each of the directors is required to declare and refrain from voting on any matter in which such directors may have a conflict of interest in accordance with the procedures set forth in the Business Corporations Act (Ontario) and other applicable laws.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered debt securities for any one or more of debt repayment, capital investment or working capital. We may invest funds that we do not immediately require in short-term marketable securities.

EARNINGS COVERAGE RATIOS

Earnings coverage ratios are included in this prospectus in accordance with Canadian disclosure requirements. They have been calculated on a consolidated basis using financial information prepared in accordance with Canadian GAAP and give effect to all of our long-term financial liabilities, and the repayment, redemption or other retirement thereof since the respective dates indicated below. The ratios do not give pro forma effect to any offering of offered debt securities offered by a prospectus supplement and this prospectus. For purposes of these calculations, net income attributable to shareholders of Goldcorp has been increased by finance costs and income taxes. The earnings coverage ratio is equal to net income attributable to shareholders of Goldcorp, adjusted as described above, divided by finance costs. These ratios do not purport to be indicative of earnings coverage ratios for any future period.

The earnings coverage ratio for the year ended December 31, 2012 was 76.1 times finance costs. Our profit attributable to shareholders of Goldcorp for the year ended December 31, 2012 before finance costs, income taxes, depreciation and amortization amounted to approximately US$2.957 billion, which amounted to 98.6 times our finance costs for the year.

CONSOLIDATED CAPITALIZATION

There have not been any material changes in our share and loan capital since December 31, 2012, the date of our most recently filed financial statements.

DESCRIPTION OF SHARE CAPITAL

The authorized share capital of Goldcorp consists of an unlimited number of common shares (the “Common Shares”). As of March 6, 2013, 811,861,617 Common Shares were issued and outstanding. Holders of Common Shares are entitled to receive notice of any meetings of shareholders of Goldcorp, to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive on a pro-rata basis such dividends, if any, as and when declared by Goldcorp’s board of directors at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of Goldcorp are entitled to receive on a pro-rata basis the net assets of Goldcorp after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro-rata basis with the holders of Common Shares with respect to dividends or liquidation. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

DESCRIPTION OF DEBT SECURITIES

In this section, the words “company”, “we”, “us”, “our” and “Goldcorp” refer only to Goldcorp Inc. and not to any of our subsidiaries. The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the series of offered debt securities offered by a prospectus supplement and this prospectus, and the extent to which the general terms and provisions described below may apply thereto, will be described in such prospectus supplement.

The offered debt securities will be issued under an indenture (the “indenture”) to be entered into between Goldcorp and Wells Fargo Bank, National Association, as trustee (the “trustee”), as supplemented by one or more supplemental indentures. A copy of the form of indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part, and a copy of the form of indenture is also available on SEDAR at www.sedar.com. The following statements with respect to the indenture and the offered debt securities are brief summaries of certain provisions of the indenture and do not purport to be complete. For a more complete description, including the definition of any terms used but not defined under this section, prospective investors should refer to the indenture and the applicable supplemental indenture. Whenever we refer to particular provisions of the indenture, those provisions are qualified in their entirety by reference to the indenture and the applicable supplemental indenture.

We may from time to time issue debt securities and incur additional indebtedness otherwise than through the offering of debt securities pursuant to this prospectus.

General

The indenture will not limit the aggregate principal amount of debt securities (which may include debentures, notes or other evidences of indebtedness) which may be issued thereunder. It will provide that debt securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies. Special Canadian and United States federal income tax considerations applicable to any debt securities so denominated will be described in the prospectus supplement relating thereto. The debt securities offered pursuant to this prospectus will be limited to US$1,500,000,000 (or the equivalent in other currencies) aggregate principal amount. Unless otherwise indicated in the applicable prospectus supplement, the indenture will also permit the company to increase the principal amount of any series of debt securities previously issued and to issue debt securities of such increased principal amount.

The terms of the debt securities we may offer may differ from the general information provided below. In particular, certain covenants described below may not apply to certain debt securities we may offer under the indenture. We may issue debt securities with terms different from those of debt securities previously issued under the indenture.

The applicable prospectus supplement will set forth the specific terms relating to the debt securities of the series being offered and may include, without limitation, any of the following:

•	the specific designation of the offered debt securities;

•	the aggregate principal amount of the offered debt securities;

•	the extent and manner, if any, to which payment on or in respect of the offered debt securities will be senior or will be subordinated to the prior payment of our other liabilities and obligations;

•	the percentage or percentages of principal amount at which the offered debt securities will be issued;

•

the date or dates on which the offered debt securities will mature and the portion (if less than all of the principal amount) of the offered debt securities to be payable upon declaration of acceleration of maturity;

•

the rate or rates per annum (which may be fixed or variable) at which the offered debt securities will bear interest, if any, the date or dates from which any such interest will accrue (or the method by which such date or dates will be determined) and the dates on which any such interest will be payable and the regular record dates for any interest payable on the offered debt securities;

•

any mandatory or optional redemption or sinking fund or analogous provisions, including the period or periods within which, the price or prices at which and the terms and conditions upon which the offered debt securities may be redeemed or purchased at the option of the company or otherwise;

•

if the offered debt securities will be issuable in whole or in part in the form of one or more registered global securities (“registered global securities”) the identity of the depositary for such registered global securities;

•	the denominations in which registered debt securities (“registered securities”) will be issuable, if other than denominations of US$2,000 and any integral multiple of US$1,000 in excess thereof;

•

each place where the principal of and any premium and interest on the offered debt securities will be payable and each place where the offered debt securities may be presented for registration of transfer or exchange;

•

if other than U.S. dollars, the foreign currency or the units based on or relating to foreign currencies in which the offered debt securities are denominated and/or in which the payment of the principal of and any premium and interest on the offered debt securities will or may be payable;

•	any index formula or other method pursuant to which the amount of payments of principal of, and any premium and interest on, the offered debt securities will or may be determined;

•	the terms and conditions, if any, on which the offered debt securities may be convertible into or exchangeable for any other of our securities or securities of other entities;

•	if the payment of the offered debt securities will be guaranteed by any other person, the terms of any such guarantees;

•	if the offered debt securities will have the benefit of any security interest created pursuant to the terms of the indenture; and

•

any other terms of the offered debt securities, including covenants and events of default which apply solely to the offered debt securities, or any covenants or events of default generally applicable to the debt securities, which are not to apply to the offered debt securities.

Unless otherwise provided in the applicable prospectus supplement, any guarantee in respect of debt securities would fully and unconditionally guarantee the payment of the principal of, and interest and premium, if any, on, such debt securities when such amounts become due and payable, whether at maturity thereof or by acceleration, notice of redemption or otherwise. We expect any guarantee provided in respect of debt securities would constitute a senior, unsecured obligation of the applicable guarantor. Other debt securities that we may issue also may be guaranteed and the terms of such guarantees (including any subordination) would be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, the indenture will not afford the holders the right to tender debt securities to the company for repurchase or provide for any increase in the rate or rates of interest at which the debt securities will bear interest in the event we should become involved in a highly leveraged transaction or in the event of a change in control of the company.

Our debt securities may be issued under the indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, to be offered and sold at a discount below their stated principal amount. The Canadian and United States federal income tax consequences and other special considerations applicable to any such discounted debt securities or other debt securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or United States federal income tax purposes will be described in the prospectus supplement relating thereto.

Ranking and Other Indebtedness

Except as indicated herein or in the applicable prospectus supplement, the debt securities and any guarantees in respect of such debt securities will be unsecured obligations of the company and any applicable guarantor, respectively, and will rank equally with all of our and any applicable guarantor’s other unsecured and unsubordinated Indebtedness (as defined below under “– Certain Covenants”) from time to time outstanding. The debt securities will be effectively subordinated to all Indebtedness and other liabilities of our subsidiaries (other than any applicable guarantor, for so long as its guarantee remains in effect) and subordinated to all secured Indebtedness and other secured liabilities of the company, any applicable guarantor and our subsidiaries to the extent of the assets securing such Indebtedness and other liabilities.

Registered Definitive Securities

Unless otherwise indicated in the applicable prospectus supplement, the registered securities of a particular series may be issued in the form of definitive securities without coupons and in denominations of US$2,000 and any integral multiple of US$1,000 in excess thereof. Debt securities may be presented for exchange and registered securities may be presented for registration of transfer in the manner, at the places and, subject to the restrictions set forth in the indenture and in the applicable prospectus supplement, without service charge, but upon payment of any taxes or other governmental charges due in connection therewith. The company has appointed the trustee as security registrar.

Unless otherwise indicated in the applicable prospectus supplement, where registered securities are issued in definitive form, payment of the principal of and any premium and interest on such securities will be made at the office or agency of the trustee at 150E 42nd Street, 40th Floor, New York, New York 10017, Attention: Goldcorp Inc. Account Manager, to the persons in whose name such registered securities are registered at the close of business on the regular record date for such interest payment.

Registered Global Securities

The registered securities of a particular series may be issued in the form of one or more registered global securities which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the prospectus supplement relating to such series. Unless and until exchanged, in whole or in part, for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by the depositary for such registered global security to a nominee of such depositary, by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to any portion of a particular series of offered debt securities to be represented by a registered global security will be described in the prospectus supplement relating to such series. The company anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a registered global security, the depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the debt securities represented by such registered global security to the accounts of such persons having accounts with such depositary or its nominee (“participants”) as will be designated by the underwriters, investment dealers or agents participating in the distribution of such debt securities, or by the company if such debt securities are offered and sold directly by the company. Ownership of beneficial interests in a registered global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of such ownership will be effected only through, records maintained by the depositary therefor or its nominee (with respect to beneficial interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants).

So long as the depositary for a registered global security or its nominee is the registered owner thereof, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such registered global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a registered global security will not be entitled to have debt securities of the series represented by such registered global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture.

Principal, premium, if any, and interest payments on a registered global security registered in the name of a depositary or its nominee will be made to such depositary or nominee, as the case may be, as the registered owner of such registered global security. None of the company, the trustee or any paying agent for debt securities of the series represented by such registered global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such registered global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that the depositary for a registered global security or its nominee, upon receipt of any payment of principal, premium or interest, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such registered global security as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such registered global security held through such participants will be governed by standing instructions and customary practices, as is now the case with debt securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.

If the depositary for a registered global security representing debt securities of a particular series is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and no successor depositary is appointed within 90 days after we receive notice or become aware of such condition, we will issue registered securities of such series in definitive form in exchange for such registered global security. If there is an event of default with respect to a particular series of debt securities, the depositary for the registered global securities of such series may exchange such registered global securities for registered securities of such series in definitive form and distribute those registered securities in definitive form to participants. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a particular series represented by one or more registered global securities and, in such event, will issue registered securities of such series in definitive form in exchange for all of the registered global securities representing debt securities of such series.

Certain Covenants

Set forth below is a summary of certain of the defined terms used in the indenture. We urge you to read the indenture for the full definition of all such terms.

“Canadian Subsidiary” means any Subsidiary that maintains a substantial portion of its fixed assets within Canada.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any portion thereof constituting Funded Debt); and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent consolidated balance sheet of Goldcorp and computed in accordance with GAAP.

“Funded Debt” means, as applied to any person, all Indebtedness created or assumed by such person maturing after, or renewable or extendable at the option of such person beyond, 12 months from the date of creation thereof.

“GAAP” means International Financial Reporting Standards as issued by the International Accounting Standards Board in effect from time to time or, if different and then used by us for our public financial reporting purposes in Canada, generally accepted accounting principles in Canada or the United States.

“Indebtedness” means all obligations for borrowed money represented by notes, bonds, debentures or similar evidence of indebtedness and obligations for borrowed money evidenced by credit, loan or other like agreements.

“Lien” means any deed of trust, mortgage, charge, hypothec, assignment, pledge, lien, vendor’s privilege, vendor’s right of reclamation or other security interest or encumbrance of any kind incurred or assumed in order to secure payment of Indebtedness.

“Non-Recourse Debt” means Indebtedness to finance the creation, development, construction or acquisition of properties or assets and any increases in or extensions, renewals or refinancings of such Indebtedness, provided that the recourse of the lender thereof (including any agent, trustee, receiver or other Person acting on behalf of such entity) in respect of such Indebtedness is limited in all circumstances to the properties or assets created, developed, constructed or acquired in respect of which such Indebtedness has been incurred, to the capital stock and debt securities of the Restricted Subsidiary that acquires or owns such properties or assets and to the receivables, inventory, equipment, chattels, contracts, intangibles and other assets, rights or collateral connected with the properties or assets created, developed, constructed or acquired.

“person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means the interest of Goldcorp or any Restricted Subsidiary in any (a) mineral property or (b) manufacturing or processing plant, building, structure, dam or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, whether owned as of the date of the indenture or thereafter acquired or constructed by Goldcorp or any Restricted Subsidiary, the net book value of which interest, in each case, on the date as of which the determination is being made, is an amount that exceeds 5% of Consolidated Net Tangible Assets, except any such mineral property, plant, building, structure, dam or other facility or any portion thereof, together with the land upon which it is erected and fixtures comprising a part thereof, (i) acquired or constructed principally for the purpose of controlling or abating atmospheric pollutants or contaminants, or water, noise, odor or other pollution or (ii) which the board of directors of Goldcorp by resolution declares is not of material importance to the total business conducted by Goldcorp and its Restricted Subsidiaries considered as one enterprise.

“Restricted Subsidiary” means any United States Subsidiary or Canadian Subsidiary of Goldcorp that owns or leases a Principal Property or is engaged primarily in the business of owning or holding capital stock of one or more Restricted Subsidiaries. “Restricted Subsidiary”, however, does not include (1) any Subsidiary whose primary business consists of (A) financing operations in connection with leasing and conditional sale transactions on behalf of Goldcorp and its Subsidiaries, (B) purchasing accounts receivable or making loans secured by accounts receivable or inventory or (C) being a finance company or (2) any Subsidiary which the Board of Directors of Goldcorp has determined by resolution does not maintain a substantial portion of its fixed assets within Canada or the United States.

“Subsidiary” means, at any relevant time, any person of which the voting shares or other interests carrying more than 50% of the outstanding voting rights attached to all outstanding voting shares or other interests are owned, directly or indirectly, by a person and/or one or more subsidiaries of such person.

“United States Subsidiary” means any Subsidiary that maintains a substantial portion of its fixed assets within the United States.

Negative Pledge

For so long as any of our debt securities under the indenture are outstanding, we will not, and we will not permit any Restricted Subsidiary to, create, incur, issue, assume or otherwise have outstanding any Lien on or over any Principal Property now owned or hereafter acquired by Goldcorp or a Restricted Subsidiary to secure any Indebtedness, or on shares of stock or Indebtedness of any Restricted Subsidiary now owned or hereafter acquired by Goldcorp or a Restricted Subsidiary to secure any Indebtedness, unless at the time thereof or prior thereto the debt securities then outstanding under the indenture (together with, if and to the extent we so determine, any other Indebtedness then existing or thereafter created), are secured (for the avoidance of doubt, but only to the extent of any Lien not otherwise permitted pursuant to the below proviso of this paragraph) equally and ratably with (or prior to) any and all such Indebtedness for so long as such Indebtedness is so secured by such Lien; provided, however, such negative pledge will not apply to or operate to prevent or restrict the following permitted Liens:

(1)	any Lien on property, shares of stock or Indebtedness of any person existing at the time such person becomes a Restricted Subsidiary or created, incurred, issued or assumed in connection with the acquisition of any such person;

(2)	any Lien on any Principal Property created, incurred, issued or assumed at or prior to the time such property became a Principal Property or existing at the time of acquisition of such Principal Property by Goldcorp or a Restricted Subsidiary, whether or not assumed by Goldcorp or such Restricted Subsidiary; provided that no such Lien will extend to any other Principal Property of Goldcorp or any Restricted Subsidiary;

(3)	any Lien on any Principal Property of any Restricted Subsidiary to secure Indebtedness owing by it to Goldcorp or to another Restricted Subsidiary;

(4)	any Lien on any Principal Property of Goldcorp to secure Indebtedness owing by it to a Restricted Subsidiary;

(5)	any Lien on any Principal Property or other assets of Goldcorp or any Restricted Subsidiary existing on the date of the indenture, or arising thereafter pursuant to contractual commitments entered into prior to the date of the indenture;

(6)	any Lien on all or any part of any Principal Property (including any improvements or additions to improvements on a Principal Property), or on any shares of stock or Indebtedness of any Restricted Subsidiary directly or indirectly owning or operating such Principal Property, where such Principal Property is hereafter acquired, developed, expanded or constructed by Goldcorp or any Subsidiary, to secure the payment of all or any part of the purchase price, cost of acquisition or any cost of development, expansion or construction of such Principal Property or of improvements or additions to improvements thereon (or to secure any Indebtedness incurred by Goldcorp or a Subsidiary for the purpose of financing all or any part of the purchase price, cost of acquisition or cost of development, expansion or construction thereof or of improvements or additions to improvements thereon), in each case including interest thereon and fees and expenses, including premiums, associated therewith, created prior to, at the time of, or within 360 days after the later of, the acquisition, development, expansion or completion of construction (including construction of improvements or additions to improvements thereon), or commencement of full operation of such Principal Property; provided that no such Lien will extend to any other Principal Property of Goldcorp or a Restricted Subsidiary other than in the case of any such construction, improvement, development, expansion or addition to improvement, all or any part of any other Principal Property on which the Principal Property so constructed, developed or expanded, or the improvement or addition to improvement, is located;

(7)	any Lien on any Principal Property or other assets of Goldcorp or any Restricted Subsidiary created for the sole purpose of extending, renewing, altering or refunding any of the foregoing Liens; provided that the Indebtedness secured thereby will not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal, alteration or refunding, plus an amount necessary to pay fees and expenses, including premiums, related to such extensions, renewals, alterations or refundings, and that such extension, renewal, alteration or refunding Lien will be limited to all or any part of the same Principal Property and improvements and additions to improvements thereon and/or shares of stock and Indebtedness of a Restricted Subsidiary which secured the Lien extended, renewed, altered or refunded or either of such property or shares of stock or Indebtedness;

(8)	any Lien in connection with Indebtedness which by its terms is Non-Recourse Debt; and

(9)	any Lien on any Principal Property or on any shares of stock or Indebtedness of any Restricted Subsidiary created, incurred, issued or assumed to secure Indebtedness of Goldcorp or any Restricted Subsidiary which would otherwise be subject to the foregoing restrictions, in an aggregate amount which, together with the aggregate principal amount of other Indebtedness secured by Liens on any Principal Property or on any shares of stock or Indebtedness of any Restricted Subsidiary then outstanding (excluding Indebtedness secured by Liens permitted under the foregoing exceptions) would not then exceed 10% of Consolidated Net Tangible Assets.

For purposes of the foregoing, the giving of a guarantee that is secured by a Lien on a Principal Property or on shares of stock or Indebtedness of any Restricted Subsidiary, and the creation of a Lien on a Principal Property or on shares of stock or Indebtedness of any Restricted Subsidiary to secure Indebtedness that existed prior to the creation of such Lien, will be deemed to involve the creation of Indebtedness in an amount equal to the principal amount guaranteed or secured by such Lien but the amount of Indebtedness secured by Liens on any Principal Property and shares of stock and Indebtedness of Restricted Subsidiaries will be computed without cumulating the underlying Indebtedness with any guarantee thereof or Lien securing the same.

For the avoidance of doubt, (i) the sale or other transfer of any minerals in place for a period of time until the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, (ii) the sale or other transfer of any minerals in an amount such that the purchaser will realize therefrom a specified amount of money (however determined); (iii) the sale or other transfer of any other interest in property of a character commonly referred to as a “production payment”; (iv) any acquisition of any property or assets by us or our Restricted Subsidiaries that is subject to any reservation that creates or reserves for the seller an interest in any metals or minerals in place or the proceeds from their sale; (v) any conveyance or assignment in which we or our Restricted Subsidiaries convey or assign an interest in any metals or minerals in place or the proceeds from their sale; or (vi) any lien upon any of our or our Restricted Subsidiaries’ wholly or partially owned or leased property or assets, to secure the payment of our or our Restricted Subsidiaries’ proportionate part of the development or operating expenses in realizing the metal or mineral resources of such property, shall not constitute the incurrence of Indebtedness secured by a Lien.

This covenant applies to Goldcorp and its Restricted Subsidiaries, which term does not include Subsidiaries of Goldcorp located outside of Canada or the United States. As of the date of this prospectus, a substantial portion of Goldcorp’s and its Subsidiaries’ assets on a consolidated basis are located outside of Canada and the United States.

Consolidation, Amalgamation and Merger and Sale of Assets

The indenture will provide that we may not consolidate or amalgamate with or merge into or enter into any statutory arrangement with any other person, or, directly or indirectly, convey, transfer or lease all or substantially all our properties and assets to any person, unless:

•

the person formed by or continuing from such consolidation or amalgamation or into which we are merged or with which we enter into such statutory arrangement or the person which acquires or leases all or substantially all of our properties and assets is organized and existing under the laws of the United States, any state thereof or the District of Columbia or the laws of Canada or any province or territory thereof;

•	the successor person expressly assumes or assumes by operation of law all of our obligations under our debt securities and under the indenture;

•

immediately before and after giving effect to such transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default, will have happened and be continuing; and

•	certain other conditions are met.

If, as a result of any such transaction, any of our Principal Properties become subject to a Lien, then, unless such Lien could be created pursuant to the indenture provisions described under “– Negative Pledge” above without equally and ratably securing the debt securities under the indenture, we, simultaneously with or prior to such transaction, will cause the debt securities to be secured equally and ratably with or prior to the Indebtedness secured by such Lien.

Payment of Additional Amounts

Unless otherwise specified in the applicable prospectus supplement, all payments made by us or on our behalf under or with respect to any series of our debt securities issued under the indenture will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively “Taxes”) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (each a “Relevant Taxing Jurisdiction”), unless we are required to withhold or deduct Taxes by law or by the interpretation or administration thereof by the Relevant Taxing Jurisdiction.

If any amount for or on account of such Taxes is required by any Relevant Taxing Jurisdiction to be withheld or deducted from any payment made under or with respect to the debt securities issued under the indenture, we will pay to each holder of such debt securities as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each such holder after such withholding or deduction (and after deducting any Taxes on such Additional Amounts) will not be less than the amount such holder would have received if such Taxes had not been required to be withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply to:

(1)	any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, the relevant holder, if the relevant holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction other than the receipt of such payment or the ownership or holding of or the execution, delivery, registration or enforcement of such debt security;

(2)	any payment made by us under or with respect to such debt securities to a holder where such holder did not deal at arm’s length with us (within the meaning of the Income Tax Act (Canada)) at the time of the relevant payment;

(3)	any estate, inheritance, gift, sales, excise, transfer, personal property Tax or similar Tax, assessment or governmental charge;

(4)	any Taxes that are payable otherwise than by deduction or withholding from a payment of principal, premium, interest, or Additional Amounts on such debt securities;

(5)	any Taxes that would not have been so imposed but for the presentation of such debt securities (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the holder thereof would have been entitled to Additional Amounts had the debt securities been presented for payment on the last date during such 30 day period;

(6)

any Taxes that would not have been so imposed or would have been imposed at a lower rate if the holder of such debt securities had provided to us, any information, certification, documentation or evidence required under applicable law, rules, regulations or generally published administrative practice of the Relevant Taxing Jurisdiction for such Taxes not to be imposed or to be imposed at a lower rate; provided that such information, certification, documentation or evidence is required by the applicable law, rules, regulations or generally published administrative practice of the Relevant Taxing

Jurisdiction as a precondition to exemption from or reduction in the requirement to deduct or withhold all or part of such Taxes and such information, certification, documentation or evidence is reasonably requested upon reasonable notice by the applicable payor;

(7)	any Taxes that were imposed on a fiduciary, partnership or other entity that is not the sole beneficial owner of the payment, if the laws of the Relevant Taxing Jurisdiction require the payment to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts had it been the holder; or

(8)	any Taxes that would not have been so imposed but for any combination of the foregoing.

In any event, no Additional Amounts will be payable under the provisions described above in respect of any debt securities in excess of the Additional Amounts which would be required if, at all relevant times, the holder of such debt securities were a resident of the United States and a qualifying person for purposes of the Canada-U.S. Income Tax Convention (1980), as amended, including any protocols thereto. As a result of the limitation on the payment of Additional Amounts discussed in the preceding sentence, the Additional Amounts received by certain holders of our debt securities will be less than the amount of Taxes withheld or deducted, and, accordingly, the net amount received by such holders of our debt securities will be less than the amount such holders would have received had there been no such withholding or deduction in respect of Taxes.

We will (i) make such withholding or deduction of Taxes as is required under applicable law or the interpretation or administration thereof by the Relevant Taxing Jurisdiction, (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law and (iii) furnish to the trustee reasonable evidence of the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes.

If we are obligated to pay Additional Amounts with respect to any payment under or with respect to the debt securities, we will deliver to the trustee and paying agent an officer’s certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the payment of such Additional Amounts to holders of debt securities on the payment date. Each such officer’s certificate shall be relied upon until receipt of a new officer’s certificate addressing such matters. To the extent permitted by law, the trustee shall have no obligation to determine or obtain knowledge of when Additional Amounts are paid or owed.

Wherever in the indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest or any other amount payable under or with respect to a debt security, such mention will be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Tax Redemption

Unless otherwise specified in the applicable prospectus supplement, a series our debt securities will be subject to redemption at any time, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof together with accrued and unpaid interest to, but not including, the date fixed for redemption, upon the giving of a notice as described below, if we determine that:

•

as a result of (A) any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction, or (B) any change in the application or interpretation of such laws, regulations or rulings by any legislative body, court, governmental agency or regulatory authority (including a holding by a court of competent jurisdiction) of a Relevant Taxing Jurisdiction, which change or amendment is announced or becomes effective on or after the date of the applicable prospectus supplement, we or a successor, as applicable, have or will become obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any debt security of such series; or

•

on or after the date of the applicable prospectus supplement, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in a Relevant Taxing Jurisdiction, including any of those actions specified in the first bullet, whether or not such action was taken or such decision was rendered with respect to us or a successor, as applicable, or any change, amendment, application or interpretation will be officially proposed, which, in any such case, in the written opinion of our legal counsel, will result in our, or a successor, as applicable, becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any debt security of such series, and, in any such case, we determine that such obligation cannot be avoided by the use of reasonable measures available to us (which shall not include the substitution of an obligor in respect of the debt securities).

In the event that we elect to redeem a series of our debt securities pursuant to the provisions set forth in the preceding paragraph, we will deliver to the trustee an officer’s certificate stating that we are entitled to redeem such series of debt securities pursuant to their terms.

Notice of intention to redeem such series of our debt securities as provided above will be given not more than 60 nor less than 30 days prior to the date fixed for redemption and will specify the date fixed for redemption.

Provision of Financial Information

We will file with the trustee, within 30 days after such reports or information are filed with the SEC, copies, which may be in electronic format, of our annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and do not otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, we will continue to provide the trustee (i) annual reports containing audited financial statements and (ii) quarterly reports for the first three quarters of each fiscal year containing unaudited financial information, in each case in accordance with Canadian disclosure requirements and GAAP. Any documents filed by us with the SEC via the SEC’s EDGAR system will be deemed filed with the trustee as of the time such documents are filed via the SEC’s EDGAR system.

Events of Default

Each of the following shall constitute events of default under the indenture with respect to debt securities of any series:

•	default in the payment of the principal of any debt securities of that series when it becomes due and payable;

•	default in the payment of any interest on any debt securities of that series when such interest becomes due and payable, and such default is continued for 30 days;

•

default in the performance, or breach, of any other covenant of Goldcorp in the indenture for the benefit of holders of the debt securities of that series, and such default or breach is continued for 60 days after written notice to us as provided in the indenture;

•

default by Goldcorp or any Restricted Subsidiary in the payment of indebtedness of $150,000,000 or more in principal amount outstanding when due after the expiration of any applicable grace period, or default under indebtedness of Goldcorp or any Restricted Subsidiary of $150,000,000 or more in principal amount resulting in acceleration of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled;

•	certain events of bankruptcy, insolvency or reorganization occur involving Goldcorp; and

•	any other events of default provided with respect to debt securities of that series.

If an acceleration in an amount less than $150,000,000 of any of our indebtedness or that of our Restricted Subsidiary, the holders of the debt securities will not have the right to accelerate the maturity of their debt securities even though in some such cases other creditors may have that right.

The indenture will provide that the trustee must give notice of a default of which it has actual knowledge to the registered holders of the debt securities of the relevant series within 90 days of occurrence.

If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities will become immediately due and payable without any action on the part of the trustee or any holder. If any other event of default for the debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding securities of all series issued under the indenture and affected by the event of default (voting as a single class) may declare the principal of and all accrued and unpaid interest on the debt securities immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture and affected by the event of default may in some cases rescind this accelerated payment requirement.

A holder of debt securities of any series may pursue any remedy under the indenture only if:

•	such holder gives the trustee written notice of a continuing event of default;

•

the holders of at least 25% in principal amount of the outstanding debt securities of all series issued under the indenture and affected by the event of default make a written request to the trustee to pursue the remedy;

•	such holder offers to the trustee an indemnity or security satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

•

during that 60-day period, the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture and affected by the event of default do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

Holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture and affected by the event of default may direct the time, method and place of conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee with respect to the debt securities of all series affected by such event of default. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture. In addition, prior to acting at the direction of holders, the trustee will be entitled to be indemnified by those holders against any loss and expenses caused thereby.

The indenture will require us to deliver each year to the trustee a written statement as to our compliance with the covenants contained in the indenture.

Trustee

If an event of default occurs under the indenture and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the written request of any of the holders of any debt securities only after such holders have offered the trustee indemnity satisfactory to it.

The indenture will contain limitations on the right of the trustee, if it becomes our creditor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Modification and Waiver

The indenture may be amended or supplemented or any provision of the indenture may be waived without the consent of any holders of debt securities in certain circumstances, including:

•	to provide for the assumption of our obligations under the indenture by a successor;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any debt securities;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•

to make any change that does not adversely affect any outstanding debt securities of any series issued under the indenture in any material respect; provided, that any change made solely to conform the provisions of the indenture to a description of debt securities in an offering circular or prospectus supplement will be deemed not to adversely affect any outstanding debt securities of any series issued under the indenture in any material respect, as provided in an officer’s certificate;

•	to provide any security for, any guarantees of or any additional obligors on any series of debt securities;

•	to provide for the appointment of a successor trustee;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to establish the form and terms of debt securities of any series or to authorize the issuance of additional debt securities of a series previously authorized; and

•	to cure any ambiguity, omission, defect or inconsistency.

The indenture may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series affected by such amendment or supplement. Without the consent of the holder of each debt security issued under the indenture and affected, however, no modification to the indenture may:

•	change the stated maturity of the principal of, or any installment of interest or additional amounts on, any debt security;

•

reduce the principal of any debt security or any premium payable on the redemption of any debt security or reduce the amount of any installment of interest or additional amounts payable on any debt security;

•	change the place of payment or make payments on any debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on any debt security;

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver; or

•

make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification.

The holders of a majority in principal amount of the outstanding debt securities of all series affected by the waiver may on behalf of the holders of all debt securities of such series waive compliance by us with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of all series affected by such default may waive any past default under the indenture with respect to such debt securities, except a default in the payment of the principal of (or premium, if any) and interest, if any, on any debt securities or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of such series.

Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement, the indenture will provide that, at our option, we will be discharged from any and all obligations in respect of the outstanding debt securities of any series upon irrevocable deposit with the trustee, in trust, of money and/or U.S. government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of financial advisers or independent chartered accountants as evidenced by a certificate of officers of Goldcorp delivered to the trustee to pay the principal of (and premium, if any) and interest, if any, on the outstanding debt securities of such series (hereinafter referred to as a “defeasance”) (except with respect to the authentication, transfer, exchange or replacement of our debt securities or the maintenance of a place of payment and certain other obligations set forth in the indenture). Such trust may only be established if, among other things:

•

we have delivered to the trustee an opinion of counsel in the United States stating that (i) we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or (ii) since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that the holders of the outstanding debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

•

we have delivered to the trustee an opinion of counsel in Canada or a ruling from the Canada Revenue Agency to the effect that the holders of the outstanding debt securities of such series will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other Canadian tax purposes as a result of such defeasance and will be subject to Canadian federal, provincial or territorial income and other Canadian tax on the same amounts, in the same manner and at the same times as would have been the case had such defeasance not occurred (and for the purposes of such opinion, such Canadian counsel will assume that holders of the outstanding debt securities of such series include holders who are not resident in Canada);

•

no event of default or event that, with the passing of time or the giving of notice, or both, will constitute an event of default with respect to that series of debt securities will have occurred and be continuing on the date of such deposit;

•

we are not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada) on the date of such deposit and after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

•	other customary conditions precedent are satisfied.

We may exercise our defeasance option notwithstanding our prior exercise of our covenant defeasance option described in the following paragraph if we meet the conditions described in the preceding paragraph at the time we exercise the defeasance option.

The indenture will provide that, at our option, unless and until we have exercised our defeasance option described above with respect to debt securities of the same series, we may omit to comply with the covenants described under “– Certain Covenants – Negative Pledge”, and certain aspects of the covenant described under “– Certain Covenants – Consolidation, Amalgamation, Merger and Sale of Assets” and certain other covenants, and such omission will not be deemed to be an event of default under the indenture and the outstanding debt securities upon irrevocable deposit with the trustee, in trust, of money and/or U.S. government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of financial advisers or independent chartered accountants as evidenced by a certificate of officers of Goldcorp delivered to the trustee to pay the principal of (and premium, if any) and interest, if any, on the outstanding debt securities (hereinafter referred to as “covenant defeasance”). If we exercise our covenant defeasance option, the obligations under the indenture other than with respect to such covenants and the events of default other than with respect to such covenants will remain in full force and effect. Such trust may only be established if, among other things:

•

we have delivered to the trustee an opinion of counsel in the United States to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•

we have delivered to the trustee an opinion of counsel in Canada or a ruling from the Canada Revenue Agency to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other Canadian tax purposes as a result of such covenant defeasance and will be subject to Canadian federal, provincial or territorial income and other Canadian tax on the same amounts, in the same manner and at the same times as would have been the case had such covenant defeasance not occurred (and for the purposes of such opinion, such Canadian counsel will assume that holders of the outstanding debt securities include holders who are not resident in Canada);

•

no event of default or event that, with the passing of time or the giving of notice, or both, will constitute an event of default with respect to that series of debt securities will have occurred and be continuing on the date of such deposit;

•

we are not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada) on the date of such deposit and after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

•	other customary conditions precedent are satisfied.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture with respect to the offered debt securities by delivering to the trustee for cancellation all such outstanding debt securities or by depositing with the trustee or the paying agent, after such debt securities have become due and payable or will become due and payable within one year, whether at stated maturity, on any redemption date or otherwise, cash sufficient to pay all of the outstanding debt securities and pay all other sums payable under the indenture by us.

Governing Law

The indenture and the offered debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Consent to Service

Under the indenture, the company will irrevocably appoint CT Corporation System, 111 – 8th Avenue, New York, New York 10011, as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the indenture or the offered debt securities that may be instituted in any federal or New York state court located in the Borough of Manhattan, in The City of New York, or brought by the trustee (whether in its individual capacity or in its capacity as trustee under the indenture), and will irrevocably submit to the non-exclusive jurisdiction of such courts.

Enforceability of Judgments

We are incorporated under and governed by the laws of Canada. Many of our assets are located outside the United States and most of our directors and officers and some of the experts named in this prospectus are not residents of the United States. As a result, it may be difficult for you to effect service within the United States upon us and upon those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers or experts under the United States federal securities laws. We have been advised by our Canadian counsel, Cassels Brock & Blackwell LLP, that there is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments in United States courts, of civil liabilities predicated upon United States federal securities laws.

PRICE RANGE AND TRADING VOLUMES

The Common Shares are listed and posted for trading on the New York Stock Exchange (the “NYSE”) under the symbol “GG” and on the Toronto Stock Exchange (the “TSX”) under the symbol “G”. The following table sets forth information relating to the trading of the Common Shares on the TSX during the 12 months preceding the date of this prospectus.

Month	High (C$)	Low (C$)	Volume

March 2012	49.16	42.46	60,138,288
April 2012	46.08	37.57	52,819,292
May 2012	39.31	32.52	53,058,312
June 2012	42.59	36.54	52,957,683
July 2012	40.65	32.34	48,094,006
August 2012	40.94	33.74	41,663,834
September 2012	46.31	39.85	55,091,142
October 2012	45.97	40.78	46,370,834
November 2012	45.36	37.79	46,320,961
December 2012	38.46	34.64	47,756,379
January 2013	38.33	33.81	52,596,514
February 2013	36.50	32.83	43,669,652
March 1 to 6, 2013	34.48	32.76	9,348,831

The price of the Common Shares as quoted by the TSX at the close of business on March 6, 2013 was C$34.44.

The following table sets forth information relating to the trading of the Common Shares on the NYSE during the 12 months preceding the date of this prospectus.

Month	High ($)	Low ($)	Volume

March 2012	49.85	42.64	115,173,000
April 2012	46.47	38.06	135,695,000
May 2012	38.88	32.16	141,261,000
June 2012	41.24	35.31	131,504,000
July 2012	39.46	31.54	122,642,000
August 2012	41.34	33.65	99,745,000
September 2012	47.42	39.86	115,532,000
October 2012	46.96	41.00	89,915,000
November 2012	45.52	37.96	102,827,000
December 2012	38.87	35.04	105,703,000
January 2013	38.61	34.26	118,656,000
February 2013	38.61	32.28	108,195,412
March 1 to 6, 2013	33.43	31.85	29,790,238

The price of the Common Shares as quoted by the NYSE at the close of business on March 6, 2013 was $33.35.

CERTAIN INCOME TAX CONSEQUENCES

The applicable prospectus supplement will describe to an investor who is a non-resident of Canada certain Canadian federal income tax consequences of acquiring, owning and disposing of any offered debt securities offered thereunder. The applicable prospectus supplement will also describe certain United States federal income tax consequences of the acquisition, ownership and disposition of any offered debt securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code).

PLAN OF DISTRIBUTION

We may sell the offered debt securities to or through underwriters or dealers, and also may sell such offered debt securities to one or more other purchasers through agents.

The applicable prospectus supplement will set forth the terms of the offering relating to the particular offered debt securities, including, to the extent applicable, the name or names of any underwriters or agents, the proceeds to us from the sale of the offered debt securities, the terms of any exchange offer, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers. Any offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

The offered debt securities may be sold or exchanged from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale or exchange, at prices related to such prevailing market prices or at prices to be negotiated with purchasers.

In connection with the issuance of the offered debt securities, underwriters may receive compensation from us or from purchasers of such offered debt securities for whom they may act as agents in the form of concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered debt securities may be deemed to be underwriters and any commissions received by them from us and any profit on the resale of such offered debt securities by them may be deemed to be underwriting commissions under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

If so indicated in the applicable prospectus supplement, we may authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase the offered debt securities pursuant to contracts providing for payment and delivery on a future date. Such contracts will be subject only to the conditions set forth in such prospectus supplement, which will also set forth the commission payable for solicitation of such contracts.

Underwriters, dealers and agents who participate in the distribution of the offered debt securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contributions with respect to payments which such underwriters, dealers, or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In connection with any offering of offered debt securities, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the offered debt securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

The offered debt securities will not be distributed, directly or indirectly, in Canada or to residents of Canada in contravention of the securities laws of any province or territory of Canada.

Each series of offered debt securities will be a new issue of debt securities with no established trading market. Unless otherwise specified in the applicable prospectus supplement relating to a series of offered debt securities, the offered debt securities will not be listed on any securities exchange or automated quotation system and you may not be able to resell any such offered debt securities purchased. Certain broker-dealers may make a market in the offered debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the offered debt securities of any series or as to the liquidity of the trading market for the offered debt securities of any series.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, certain matters of Canadian law will be passed upon on our behalf by Cassels Brock & Blackwell LLP, Toronto and Vancouver, Canada and certain matters of United States law will be passed upon on our behalf by Shearman & Sterling LLP, Toronto, Canada.

EXPERTS

The audited consolidated financial statements incorporated by reference in this prospectus, and the effectiveness of Goldcorp’s internal control over financial reporting have been audited by Deloitte LLP, independent registered chartered accountants, as stated in their reports incorporated by reference. Such financial statements are incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. Our financial statements are subject to Canadian auditing and auditor independence standards and the standards of the Public Company Accounting Oversight Board.

The following are the technical reports prepared in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects from which certain technical information relating to mineral projects on a property material to Goldcorp contained in the AIF, incorporated by reference herein, has been derived:

1.	Red Lake Gold Mines – Stephane Blais, P.Eng., Technical Services Manager, Red Lake Gold Mines, Chris Osiowy, P.Geo., Manager of Exploration, Red Lake Gold Mines, and Ian Glazier, P. Eng., Processing Manager, Red Lake Gold Mines, prepared a technical report in accordance with NI 43-101 entitled “Red Lake Gold Operation, Ontario, Canada NI 43-101 Technical Report” dated March 14, 2011, as amended March 30, 2011.

2.	Éléonore Project – Carl Michaud, Eng., Chief Engineer, Éléonore Project, Andy Fortin, Eng., Manager, Process and Surface Operations, Éléonore Project, Jacques Simoneau, P. Geo., formerly Director, Exploration, Éléonore Project, Eric Chen, P.Geo., Superintendant of Long Range Planning & Modelling, Peñasquito Mine (then, Manager of Mineral Resources, Goldcorp), and Maryse Belanger, P. Geo., Senior Vice President, Technical Services, Goldcorp, prepared a technical report in accordance with NI 43-101 entitled “Éléonore Gold Project Quebec, Canada NI 43-101 Technical Report” that has an effective date of January 26, 2012.

3.	Peñasquito Mine – Guillermo Pareja, P.Geo., Manager Resource Evaluation, Goldcorp, Peter Nahan, AusIMM., Senior Evaluation Engineer, Goldcorp, and Maryse Belanger, P.Geo., Senior Vice President, Technical Services, Goldcorp, prepared a technical report in accordance with NI 43-101 entitled “Goldcorp Inc., Peñasquito Polymetallic Project, Zacatecas State, Mexico NI 43-101 Technical Report” dated March 21, 2011.

4.	Pueblo Viejo Mine – Robbert Borst, C.Eng., formerly Associate Principal Mining Engineer, Roscoe Postle Associates Inc., Chester Moore, P.Eng., Principal Geologist, Roscoe Postle Associates Inc. and André Villeneuve, P.Eng., Associate Metallurgist, Roscoe Postle Associates Inc. prepared a technical report in accordance with NI 43-101 entitled “Technical Report on the Pueblo Viejo Project, Sanchez Ramirez Province, Dominican Republic” dated March 16, 2012.

5.	Cerro Negro Project – Maryse Belanger, P. Geo., Senior Vice President, Technical Services, Goldcorp, and Sophie Bergeron, eng., Senior Mining Engineer, Goldcorp, prepared a technical report in accordance with NI 43-101 entitled “Cerro Negro Gold Project, Santa Cruz Province, Argentina, NI 43-101 Technical Report on Updated Feasibility Study” dated April 5, 2011.

6.	Los Filos Mine – Maryse Belanger, P. Geo., Senior Vice President, Technical Services, Goldcorp, prepared a technical report in accordance with NI 43-101 entitled “Los Filos Gold Operation, Guerrero State, Mexico, NI 43-101 Technical Report” that has an effective date of December 31, 2012.

Each of these technical reports is available on SEDAR at www.sedar.com and a summary of each of these technical reports is contained in the AIF under “Description of the Business – Mineral Properties”. The authors of the technical reports have reviewed and approved the summaries of their respective technical reports incorporated by reference herein.

All Mineral Reserves, Ore Reserves and Mineral Resources estimates as at December 31, 2012 included in the AIF, have been reviewed and approved by Maryse Belanger, P.Geo., Senior Vice President, Technical Services, Goldcorp, a qualified person under NI 43-101.

Each of the aforementioned firms or persons held less than one percent of the of any class of our securities or of any of our associates or affiliates when they prepared the technical reports referred to above or following the preparation of such technical reports. None of the aforementioned firms or persons received any direct or indirect interest in any of our securities or of any of our associates or affiliates in connection with the preparation of such technical reports.

None of the aforementioned firms or persons, nor any directors, officers or employees of such firms, are currently expected to be elected, appointed or employed as a director, officer or employee of Goldcorp or of any of our associates or affiliates, other than Stephane Blais, Chris Osiowy, Ian Glazier, Carl Michaud, Andy Fortin, Eric Chen, Guillermo Pareja, Peter Nahan, Maryse Belanger and Sophie Bergeron who are each currently employed by Goldcorp or one of its subsidiaries.

The partners and associates of Cassels Brock & Blackwell LLP, as a group, hold beneficially, directly or indirectly, less than one percent of any class of our securities.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this prospectus is a part insofar as required by the SEC’s Form F-10:

1.	the documents listed under “Documents Incorporated by Reference” in this prospectus;

2.	the consent of our Independent Registered Chartered Accountants, Deloitte LLP;

3.	the consent of our Canadian counsel, Cassels Brock & Blackwell LLP;

4.	the consents of the following qualified persons:

a.	Stephane Blais, P.Eng., Technical Services Manager, Red Lake Gold Mines;

b.	Chris Osiowy, P.Geo., Manager of Exploration, Red Lake Gold Mines;

c.	Ian Glazier, P. Eng., Processing Manager, Red Lake Gold Mines;

d.	Carl Michaud, Eng., Chief Engineer, Éléonore Project;

e.	Andy Fortin, Eng., Manager, Process and Surface Operations, Éléonore Project;

f.	Jacques Simoneau, P. Geo., formerly Director, Exploration, Éléonore Project;

g.	Eric Chen, P.Geo., Superintendant of Long Range Planning & Modelling, Peñasquito Mine (then, Manager of Mineral Resources, Goldcorp);

h.	Maryse Belanger, P.Geo., Senior Vice President, Technical Services, Goldcorp;

i.	Guillermo Pareja, P.Geo., Manager Resource Evaluation, Goldcorp;

j.	Peter Nahan, AusIMM., Senior Evaluation Engineer, Goldcorp;

k.	Robbert Borst, C.Eng., formerly Associate Principal Mining Engineer, Roscoe Postle Associates Inc.;

l.	Chester Moore, P.Eng., Principal Geologist, Roscoe Postle Associates Inc.;

m.	André Villeneuve, P.Eng., Associate Metallurgist, Roscoe Postle Associates Inc.; and

n.	Sophie Bergeron, Eng., Director, Safety & Health, Goldcorp;

5.	powers of attorney from directors and officers of Goldcorp;

6.	form of indenture relating to the debt securities; and

7.	statement of eligibility of the trustee on Form T-1.

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We have read the short form base shelf prospectus of Goldcorp Inc. (the “Company”) dated March 7, 2013 relating to the offer and issue of up to an aggregate principal amount of US$1,500,000,000 (or the equivalent in other currencies) of debt securities of the Company. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned prospectus of our report to the board of directors and shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2012 and December 31, 2011 and the consolidated statements of earnings, comprehensive income, cash flows and changes in equity for each of the years ended December 31, 2012 and December 31, 2011. Our report is dated February 14, 2013.

(Signed) Deloitte LLP

Independent Registered Chartered Accountants

Vancouver, Canada

March 7, 2013

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

INDEMNIFICATION

Under the Business Corporations Act (Ontario), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding, to which the individual is involved because of that association with the Registrant or other entity and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual’s conduct was lawful. An individual is entitled to indemnification from the Registrant as a matter of right in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity set out above if the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set forth above.

In accordance with the Business Corporations Act (Ontario), the by-laws of the Registrant indemnify a director or officer, a former director or officer, or another individual who acts or acted at a Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity if the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted at the Registrant’s request; in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds in believing that the individual’s conduct was lawful; and a court or other competent authority has not judged that the individual has committed any fault or omitted to do anything that the individual ought to have done.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws and the Business Corporations Act (Ontario).

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy in the United States as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

The following exhibits have been filed as part of this Amendment No. 1 to the Registration Statement.

Exhibit	Description

4.1	Annual Information Form of the Registrant dated March 1, 2013 for the year ended December 31, 2012 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission on March 1, 2013).

4.2	Audited Consolidated Financial Statements of the Registrant including the notes thereto, as of December 31, 2012 and 2011 and for each of the years ended December 31, 2012 and 2011 together with the report of the independent registered chartered accountants thereon (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission on March 1, 2013).

4.3	Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Registrant for the year ended December 31, 2012 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission on March 1, 2013).

4.4	Management Information Circular of the Registrant dated March 20, 2012, other than the sections not required to be incorporated by reference herein (incorporated by reference to the Registrant’s Report on Form 6-K furnished to the Securities and Exchange Commission on March 23, 2012).

5.1	Consent of Deloitte LLP

5.2	Consent of Cassels Brock & Blackwell LLP

5.3*	Consent of S. Blais

5.4*	Consent of C. Osiowy

5.5*	Consent of I. Glazier

5.6*	Consent of C. Michaud

5.7*	Consent of A. Fortin

5.8*	Consent of J. Simoneau

5.9*	Consent of E. Chen

5.10*	Consent of G. Pareja

5.11*	Consent of P. Nahan

5.12*	Consent of M. Belanger

5.13*	Consent of S. Bergeron

5.14*	Consent of R. Borst

5.15*	Consent of C. Moore

5.16*	Consent of A. Villeneuve

6.1*	Powers of Attorney.

7.1*	Form of indenture relating to the securities to which this Registration Statement relates.

7.2*	Statement of Eligibility of the Trustee on Form T-1.

*	Previously filed.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

Concurrently with the filing of this Registrant Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on March 7, 2013.

GOLDCORP INC.

By:	/s/ Anna M. Tudela
	Name:	Anna M. Tudela
	Title:	Vice-President, Regulatory Affairs and Corporate Secretary

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Charles A. Jeannes	President, Chief Executive Officer and Director (principal executive officer)	March 7, 2013

* Lindsay A. Hall	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	March 7, 2013

* Ian W. Telfer	Director (Chairman)	March 7, 2013

* Douglas M. Holtby	Director (Vice-Chairman)	March 7, 2013

* John P. Bell	Director	March 7, 2013

* Lawrence I. Bell	Director	March 7, 2013

Signature	Title	Date

* Beverley A. Briscoe	Director	March 7, 2013

* Peter J. Dey	Director	March 7, 2013

* P. Randy Reifel	Director	March 7, 2013

* A. Dan Rovig	Director	March 7, 2013

* Kenneth F. Williamson	Director	March 7, 2013

* Blanca Treviño de Vega	Director	March 7, 2013

*By:	/s/ Anna M. Tudela
Anna M. Tudela
Attorney-in-fact
March 7, 2013

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Amendment No. 1 to the Registration Statement, solely in the capacity of the duly authorized representative of Goldcorp Inc. in the United States on March 7, 2013.

GOLDCORP USA, INC.

By:	/s/ Anna M. Tudela
Anna M. Tudela
Secretary

EXHIBIT INDEX

Exhibit	Description

4.1	Annual Information Form of the Registrant dated March 1, 2013 for the year ended December 31, 2012 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission on March 1, 2013).

4.2	Audited Consolidated Financial Statements of the Registrant including the notes thereto, as of December 31, 2012 and 2011 and for each of the years ended December 31, 2012 and 2011 together with the report of the independent registered chartered accountants thereon (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission on March 1, 2013).

4.3	Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Registrant for the year ended December 31, 2012 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission on March 1, 2013).

4.4	Management Information Circular of the Registrant dated March 20, 2012, other than the sections not required to be incorporated by reference herein (incorporated by reference to the Registrant’s Report on Form 6-K furnished to the Securities and Exchange Commission on March 23, 2012).

5.1	Consent of Deloitte LLP

5.2	Consent of Cassels Brock & Blackwell LLP

5.3*	Consent of S. Blais

5.4*	Consent of C. Osiowy

5.5*	Consent of I. Glazier

5.6*	Consent of C. Michaud

5.7*	Consent of A. Fortin

5.8*	Consent of J. Simoneau

5.9*	Consent of E. Chen

5.10*	Consent of G. Pareja

5.11*	Consent of P. Nahan

5.12*	Consent of M. Belanger

5.13*	Consent of S. Bergeron

5.14*	Consent of R. Borst

5.15*	Consent of C. Moore

5.16*	Consent of A. Villeneuve

6.1*	Powers of Attorney.

7.1*	Form of indenture relating to the securities to which this Registration Statement relates.

7.2*	Statement of Eligibility of the Trustee on Form T-1.

*	Previously filed.